EXHIBIT 10.1

EXECUTION VERSION

PURCHASE AND SALE AGREEMENT

Dated as of December 5, 2014

among

VARIOUS ENTITIES LISTED ON SCHEDULE I HERETO,

as Originators,

QUINTILES, INC.,

as Servicer,

and

QUINTILES FUNDING LLC,

as Buyer

CONTENTS

Clause	Subject Matter	Page

ARTICLE I
AGREEMENT TO PURCHASE AND SELL

SECTION 1.1	Agreement To Purchase and Sell	2
SECTION 1.2	Timing of Purchases	3
SECTION 1.3	Consideration for Purchases	3
SECTION 1.4	Purchase and Sale Termination Date	3
SECTION 1.5	Intention of the Parties	3

ARTICLE II
PURCHASE REPORT; CALCULATION OF PURCHASE PRICE

SECTION 2.1	Purchase Report	4
SECTION 2.2	Calculation of Purchase Price	4

ARTICLE III
CONTRIBUTIONS AND PAYMENT OF PURCHASE PRICE

SECTION 3.1	Initial Contribution of Receivables and Initial Purchase Price Payment	5
SECTION 3.2	Subsequent Purchase Price Payments	6
SECTION 3.3	Settlement as to Specific Receivables and Dilution	7

ARTICLE IV
CONDITIONS OF PURCHASES; ADDITIONAL ORIGINATORS

SECTION 4.1	Conditions Precedent to Initial Purchase	8
SECTION 4.2	Certification as to Representations and Warranties	9
SECTION 4.3	Additional Originators	10

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF THE ORIGINATORS

SECTION 5.1	Representations and Warranties	10
SECTION 5.2	Reaffirmation of Representations and Warranties by each Originator	16

ARTICLE VI
COVENANTS OF THE ORIGINATORS

SECTION 6.1	Covenants	16
SECTION 6.2	Separateness Covenants	23

ARTICLE VII
ADDITIONAL RIGHTS AND OBLIGATIONS IN RESPECT OF RECEIVABLES

SECTION 7.1	Rights of the Buyer	24
SECTION 7.2	Responsibilities of the Originators	24
SECTION 7.3	Further Action Evidencing Purchases	25
SECTION 7.4	Application of Collections	25
SECTION 7.5	Performance of Obligations	26

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CONTENTS

Clause	Subject Matter	Page

ARTICLE VIII
PURCHASE AND SALE TERMINATION EVENTS

SECTION 8.1	Purchase and Sale Termination Events	26
SECTION 8.2	Remedies	27

ARTICLE IX
INDEMNIFICATION
SECTION 9.1	Indemnities by Originators	27

ARTICLE X
MISCELLANEOUS
SECTION 10.1	Amendments, etc	30
SECTION 10.2	Notices, etc	30
SECTION 10.3	No Waiver; Cumulative Remedies	30
SECTION 10.4	Binding Effect; Assignability	31
SECTION 10.5	Governing Law	31
SECTION 10.6	Costs, Expenses and Taxes	31
SECTION 10.7	CONSENT TO JURISDICTION	32
SECTION 10.8	WAIVER OF JURY TRIAL	32
SECTION 10.9	Captions and Cross References; Incorporation by Reference	32
SECTION 10.10	Execution in Counterparts	33
SECTION 10.11	Acknowledgment and Agreement	33
SECTION 10.12	No Proceeding	33
SECTION 10.13	Mutual Negotiations	33
SECTION 10.14	Severability	33
SECTION 10.15	Limited Recourse	34

SCHEDULES

Schedule I	List and Location of Each Originator
Schedule II	Location of Books and Records of Originators
Schedule III	Former Corporate Names
Schedule IV	Notice Addresses
Schedule V	Chattel Paper Location

EXHIBITS

Exhibit A	Form of Purchase Report
Exhibit B	Form of Subordinated Note
Exhibit C	Form of Joinder Agreement

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This PURCHASE AND SALE AGREEMENT (as amended, restated, supplemented or otherwise modified from time to time, this “Agreement”), dated as of December 5, 2014, is entered into among the various entities listed on Schedule I hereto or that become parties hereto from time to time pursuant to Section 4.3 hereof (the “Originators” and each, an “Originator”), QUINTILES, INC., as initial Servicer (as defined below) (“QINC”), and QUINTILES FUNDING LLC, a North Carolina limited liability company (the “Buyer”).

DEFINITIONS

Unless otherwise indicated herein, capitalized terms used and not otherwise defined in this Agreement are defined in the Receivables Financing Agreement, dated as of the date hereof (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Receivables Financing Agreement”), among the Buyer, as borrower, QINC, as initial Servicer (in such capacity, the “Servicer”), the Persons from time to time party thereto as Lenders, and PNC Bank, National Association, as Administrative Agent. All references hereto to months are to calendar months unless otherwise expressly indicated. All accounting terms not specifically defined herein shall be construed in accordance with GAAP. All terms used in Article 9 of the UCC in the State of New York, and not specifically defined herein, are used herein as defined in such Article 9. Unless the context otherwise requires, “or” means “and/or,” and “including” (and with correlative meaning “include” and “includes”) means including without limiting the generality of any description preceding such term.

BACKGROUND

1. The Buyer is a special purpose limited liability company, all of the issued and outstanding membership interests of which are owned by QINC.

2. The Originators generate Receivables in the ordinary course of their businesses.

3. The Originators, in order to finance their respective businesses, wish to sell and/or, in the case of QINC, contribute Receivables and the Related Rights to the Buyer, and the Buyer is willing to purchase and/or accept such Receivables and the Related Rights from the Originators, on the terms and subject to the conditions set forth herein.

4. The Originators and the Buyer intend each such transaction to be a true sale and/or, in the case of QINC, an absolute contribution and conveyance of Receivables and the Related Rights by each Originator to the Buyer, providing the Buyer with the full benefits of ownership of the Receivables, and the Originators and the Buyer do not intend the transactions hereunder to be characterized as a loan from the Buyer to any Originator.

5. The Buyer intends to pledge the Receivables and the Related Rights to the Administrative Agent pursuant to the Receivables Financing Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual agreements herein contained, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

ARTICLE I

AGREEMENT TO PURCHASE AND SELL

SECTION 1.1 Agreement To Purchase and Sell. On the terms and subject to the conditions set forth in this Agreement, each Originator, severally and for itself, agrees to sell to the Buyer, and the Buyer agrees to purchase from such Originator, from time to time on or after the Closing Date, but before the Purchase and Sale Termination Date (as defined in Section 1.4), all of such Originator’s right, title and interest in and to:

(a) each Receivable (other than Contributed Receivables as defined in Section 3.1(a)) of such Originator that existed and was owing to such Originator at the closing of such Originator’s business on November 30, 2014 (the “Cut-Off Date”);

(b) each Receivable (other than Contributed Receivables) generated by such Originator from and including the Cut-Off Date to but excluding the Purchase and Sale Termination Date;

(c) all of such Originator’s interest in any goods (including returned goods), and documentation of title evidencing the shipment or storage of any goods (including returned goods), the sale of which gave rise to such Receivable;

(d) all instruments and chattel paper that may evidence such Receivable;

(e) all other security interests or liens and property subject thereto from time to time purporting to secure payment of such Receivable, whether pursuant to the Contract related to such Receivable or otherwise, together with all UCC financing statements or similar filings relating thereto;

(f) solely to the extent applicable to such Receivable, all of such Originator’s rights, interests and claims under the related Contracts and all guaranties, indemnities, insurance and other agreements (including the related Contract) or arrangements of whatever character from time to time supporting or securing payment of such Receivable or otherwise relating to such Receivable, whether pursuant to the Contract related to such Receivable or otherwise;

(g) all books and records of such Originator to the extent related to any of the foregoing, and all rights, remedies, powers, privileges, title and interest (but not obligations) in and to each Lock-Box and all Lock-Box Accounts, into which any Collections or other proceeds with respect to such Receivables may be deposited, and any related investment property acquired with any such Collections or other proceeds (as such term is defined in the applicable UCC); and

(h) all Collections and other proceeds (as defined in the UCC) of any of the foregoing that are or were received by such Originator on or after the Cut-Off Date,

including, without limitation, all funds which either are received by such Originator, the Buyer or the Servicer from or on behalf of the Obligors in payment of any amounts owed (including, without limitation, invoice price, finance charges, interest and all other charges) in respect of any of the above Receivables or are applied to such amounts owed by the Obligors (including, without limitation, any insurance payments that such Originator, the Buyer or the Servicer applies in the ordinary course of its business to amounts owed in respect of any of the above Receivables, and net proceeds of sale or other disposition of repossessed goods or other collateral or property of the Obligors in respect of any of the above Receivables or any other parties directly or indirectly liable for payment of such Receivables).

All purchases and contributions hereunder shall be made without recourse, but shall be made pursuant to, and in reliance upon, the representations, warranties and covenants of the Originators set forth in this Agreement. No obligation or liability to any Obligor on any Receivable is intended to be assumed by the Buyer hereunder, and any such assumption is expressly disclaimed. The property, proceeds and rights described in clauses (c) through (h) above, including with respect to any Contributed Receivable, are herein referred to as the “Related Rights”, and the Buyer’s foregoing agreement to purchase Receivables and Related Rights is herein called the “Purchase Facility.”

SECTION 1.2 Timing of Purchases.

(a) Closing Date Purchases. Effective on the Closing Date, each Originator hereby sells to the Buyer, and the Buyer hereby purchases, such Originator’s entire right, title and interest in, to and under (i) each Receivable (other than Contributed Receivables) that existed and was owing to such Originator at the Cut-Off Date, (ii) each Receivable (other than Contributed Receivables) generated by such Originator from and including the Cut-Off Date, to and including the Closing Date, and (iii) all Related Rights with respect thereto.

(b) Subsequent Purchases. After the Closing Date, until the Purchase and Sale Termination Date, each Receivable and the Related Rights generated by each Originator shall be, and shall be deemed to have been, sold or contributed, as applicable, by such Originator to the Buyer immediately (and without further action) upon the creation of such Receivable.

SECTION 1.3 Consideration for Purchases. On the terms and subject to the conditions set forth in this Agreement, the Buyer agrees to make Purchase Price payments to the Originators and to accept all capital contributions, in each case, in accordance with Article III.

SECTION 1.4 Purchase and Sale Termination Date. The “Purchase and Sale Termination Date” shall be the earlier to occur of (a) the date the Purchase Facility is terminated pursuant to Section 8.2(a) and (b) the first Payment Date to occur following the day on which the Originators shall have given written notice to the Buyer, the Administrative Agent and each Lender at or prior to 10:00 a.m. (New York City time) that the Originators desire to terminate this Agreement.

SECTION 1.5 Intention of the Parties. It is the express intent of each Originator and the Buyer that each conveyance by such Originator to the Buyer pursuant to this Agreement of the

Receivables, including without limitation, all Receivables, if any, constituting general intangibles as defined in the UCC, and all Related Rights be construed as a valid and perfected sale and absolute assignment (without recourse except as provided herein) of such Receivables and Related Rights by such Originator to the Buyer (rather than the grant of a security interest to secure a debt or other obligation of such Originator) and that the right, title and interest in and to such Receivables and Related Rights conveyed to the Buyer be prior to the rights of and enforceable against all other Persons at any time, including, without limitation, lien creditors, secured lenders, purchasers and any Person claiming through such Originator. However, if, contrary to the mutual intent of the parties, any conveyance of Receivables, including without limitation any Receivables constituting general intangibles as defined in the UCC, and all Related Rights is not construed to be both a valid and perfected sale and absolute assignment of such Receivables and Related Rights, and a conveyance of such Receivables and Related Rights that is prior to the rights of and enforceable against all other Persons at any time, including without limitation lien creditors, secured lenders, purchasers and any Person claiming through such Originator, then, it is the intent of such Originator and the Buyer that (i) this Agreement also shall be deemed to be, and hereby is, a security agreement within the meaning of the UCC and (ii) such Originator shall be deemed to have granted to the Buyer as of the date of this Agreement, and such Originator hereby grants to the Buyer a security interest in, to and under all of such Originator’s right, title and interest in and to: (A) the Receivables and the Related Rights now existing and hereafter created by such Originator transferred or purported to be transferred hereunder, (B) all monies due or to become due and all amounts received with respect thereto and (C) all books and records of such Originator to the extent related to any of the foregoing.

ARTICLE II

PURCHASE REPORT; CALCULATION OF PURCHASE PRICE

SECTION 2.1 Purchase Report. Promptly following the Closing Date and on each date when an Information Package is due to be delivered under the Receivables Financing Agreement (each such date, a “Monthly Purchase Report Date”), the Servicer shall deliver to the Buyer and each Originator a report in substantially the form of Exhibit A (each such report being herein called a “Purchase Report”) setting forth, among other things:

(a) Receivables purchased by the Buyer from each Originator, or contributed to the capital of the Buyer by QINC, on the Closing Date (in the case of the Purchase Report to be delivered with respect to the Closing Date);

(b) Receivables purchased by the Buyer from each Originator, or contributed to the capital of the Buyer by QINC, during the Fiscal Month immediately preceding such Monthly Purchase Report Date (in the case of each subsequent Purchase Report); and

(c) the calculations of reductions of the Purchase Price for any Receivables as provided in Section 3.3 (a) and (b).

SECTION 2.2 Calculation of Purchase Price. The “Purchase Price” to be paid to each Originator in accordance with the terms of Article III for the Receivables and the Related Rights that are purchased hereunder from such Originator shall be determined in accordance with the following formula:

PP	=	OB x FMVD

where:

PP	=	Purchase Price for each Receivable as calculated on the relevant Payment Date.

OB	=	The Outstanding Balance of such Receivable on the relevant Payment Date.

FMVD	=	Fair Market Value Discount, as measured on such Payment Date, which is equal to the quotient (expressed as percentage) of (a) one, divided by (b) the sum of (i) one, plus (ii) the product of (A) the Prime Rate on such Payment Date, times (B) a fraction, the numerator of which is the Days’ Sales Outstanding (calculated as of the last day of the Fiscal Month immediately preceding such Payment Date) and the denominator of which is 365 or 366, as applicable.

“Payment Date” means (i) the Closing Date and (ii) each Business Day thereafter that the Originators are open for business.

“Prime Rate” means a per annum rate equal to the “U.S. Prime Rate” as published in the “Money Rates” section of The Wall Street Journal or if such information ceases to be published in The Wall Street Journal, such other publication as determined by the Administrative Agent in its sole discretion.

ARTICLE III

CONTRIBUTIONS AND PAYMENT OF PURCHASE PRICE

SECTION 3.1 Initial Contribution of Receivables and Initial Purchase Price Payment.

(a) On the Closing Date, QINC shall, and hereby does, contribute to the capital of the Buyer Receivables and Related Rights consisting of each Receivable of QINC that exists and is owing to QINC on the Closing Date beginning with the oldest of such Receivables and continuing chronologically thereafter such that the equity (taking into account any cash contributions made on or prior to the Closing Date) held by QINC in the Buyer, after giving effect to such contribution of Receivables (the value of which shall be determined based on the Purchase Price definition), shall be at least equal to the Required Capital Amount. Each Receivable contributed by QINC to the capital of the Buyer pursuant to this Section 3.1(a) and Section 3.2 below is herein referred to as a “Contributed Receivable”.

(b) On the terms and subject to the conditions set forth in this Agreement, the Buyer agrees to pay to each Originator the Purchase Price for the purchase to be made from such Originator on the Closing Date (i) to the extent the Buyer has cash available therefor, partially in cash (in an amount to be agreed between the Buyer and such Originator and set forth in the initial Purchase Report) and, solely in the case of QINC if elected by QINC in its sole discretion, by accepting a contribution from QINC to the Buyer’s capital and (ii) the remainder by issuing a promissory note in the form of Exhibit B to such Originator (each such promissory note, as it may be amended, supplemented, endorsed or otherwise modified from time to time, together with all promissory notes issued from time to time in substitution therefor or renewal thereof in accordance with the Transaction Documents, each being herein called a “Subordinated Note”) with an initial principal amount equal to the remaining Purchase Price payable to such Originator not paid in cash or, in the case of QINC, contributed to the Buyer’s capital.

SECTION 3.2 Subsequent Purchase Price Payments. On each Payment Date subsequent to the Closing Date, on the terms and subject to the conditions set forth in this Agreement, the Buyer shall pay to each Originator the Purchase Price for the Receivables and the Related Rights generated by such Originator on such Payment Date:

(a) First, in cash to the extent the Buyer has cash available therefor (and such payment is not prohibited under the Receivables Financing Agreement);

(b) Second, solely in the case of QINC, if elected by QINC in its sole discretion, to the extent any portion of the Purchase Price remains unpaid, by accepting a contribution of such Receivable and the Related Rights by QINC to its capital in an amount equal to such remaining unpaid portion of such Purchase Price; and

(c) Third, to the extent any portion of the Purchase Price remains unpaid, the principal amount outstanding under the applicable Subordinated Note shall be automatically increased by an amount equal to the lesser of (x) such remaining unpaid portion of such Purchase Price and (y) the maximum increase in the principal balance of the applicable Subordinated Note that could be made without rendering the Buyer’s Net Worth less than the Required Capital Amount;

provided, however, that if more than one Originator is selling Receivables to the Buyer on the date of such purchase, the Buyer shall make cash payments among the Originators in such a way as to minimize to the greatest extent practicable the aggregate principal amounts outstanding under the Subordinated Notes; provided, further, however, that the foregoing shall not be construed to require QINC to make any capital contribution to the Buyer.

“Net Worth” has the meaning set forth under “Borrower’s Net Worth” in the Receivables Financing Agreement.

All amounts paid by the Buyer to any Originator shall be allocated first to the payment of accrued and unpaid interest on the Subordinated Note of such Originator and second to the repayment of the principal outstanding on the Subordinated Note of such Originator to the extent of such outstanding principal thereof as of the date of such payment before such amounts may be allocated for any other purpose. The Servicer shall make all appropriate record keeping entries with respect to each of the Subordinated Notes to reflect the foregoing payments and payments and reductions made pursuant to Section 3.3, and the Servicer’s books and records shall constitute rebuttable presumptive evidence of the principal amount of, and accrued interest on, each of the Subordinated Notes at any time. Each Originator hereby irrevocably authorizes the Servicer to mark the Subordinated Notes “CANCELED” and to return such Subordinated Notes to the Buyer upon the final payment thereof after the occurrence of the Purchase and Sale Termination Date.

SECTION 3.3 Settlement as to Specific Receivables and Dilution.

(a) If, (i) on the day of purchase or contribution of any Receivable from an Originator hereunder, any of the representations or warranties set forth in Sections 5.1(o), (s), (u) or (v) are not true with respect to such Receivable or (ii) as a result of any action or inaction (other than solely as a result of the failure to collect such Receivable due to a discharge in bankruptcy or similar insolvency proceeding or other credit related reasons with respect to the relevant Obligor) of such Originator, on any subsequent day, any of such representations or warranties set forth in Sections 5.1(o), (s), (u) or (v) is no longer true with respect to such Receivable, then the Purchase Price for such Receivable shall be reduced by an amount equal to the Outstanding Balance of such Receivable and shall be accounted to such Originator as provided in clause (c) below; provided, that if the Buyer thereafter receives payment on account of Collections due with respect to such Receivable, the Buyer promptly shall deliver such funds to such Originator.

(b) If, on any day, the Outstanding Balance of any Receivable purchased or contributed hereunder is either (i) reduced or canceled as a result of (A) any defective, rejected or returned goods or services, any cash or other discount, or any failure by an Originator to deliver any goods or perform any services or otherwise perform under the underlying Contract or invoice, (B) any change in or cancellation of any of the terms of such Contract or invoice or any other adjustment by an Originator, the Servicer or the Buyer which reduces the amount payable by the Obligor on the related Receivable, (C) any rebates, warranties, allowances or charge-backs or (D) any setoff or credit in respect of any claim by the Obligor thereof (whether such claim arises out of the same or a related transaction or an unrelated transaction), or (ii) subject to any specific dispute, offset, counterclaim or defense whatsoever (except the discharge in bankruptcy of the Obligor thereof), then the Purchase Price with respect to such Receivable shall be reduced by the amount of such net reduction or dispute and shall be accounted to such Originator as provided in clause (c) below.

(c) Any reduction in the Purchase Price of any Receivable pursuant to clause (a) or (b) above shall be applied as a credit for the account of the Buyer against the Purchase Price of Receivables subsequently purchased by the Buyer from such Originator hereunder; provided, however if there have been no purchases of Receivables from such Originator (or insufficiently large purchases of Receivables) to create a Purchase Price sufficient to so apply such credit against, the amount of such credit:

(i) to the extent of any outstanding principal balance under the Subordinated Note payable to such Originator, shall be deemed to be a payment under, and shall be deducted from the principal amount outstanding under, the Subordinated Note payable to such Originator; and

(ii) after making any deduction pursuant to clause (i) above, shall be paid in cash to the Buyer by such Originator in the manner and for application as described in the following proviso;

provided, further, that at any time (x) when an Event of Default or Unmatured Event of Default exists under the Receivables Financing Agreement or (y) on or after the Purchase and Sale Termination Date, the amount of any such credit shall be paid by such Originator to the Buyer in cash by deposit of immediately available funds into a Lock-Box Account for application by the Servicer to the same extent as if Collections of the applicable Receivable in such amount had actually been received on such date.

ARTICLE IV

CONDITIONS OF PURCHASES; ADDITIONAL ORIGINATORS

SECTION 4.1 Conditions Precedent to Initial Purchase. The initial purchase hereunder is subject to the condition precedent that the Buyer, the Administrative Agent (as the Buyer’s assignee) and each Lender shall have received, on or before the Closing Date, the following, each (unless otherwise indicated) dated the Closing Date, and each in form and substance satisfactory to the Buyer and the Administrative Agent (as the Buyer’s assignee):

(a) a copy of the resolutions or unanimous written consent of the board of directors or other governing body of each Originator approving this Agreement and the other Transaction Documents to be executed and delivered by it and the transactions contemplated hereby and thereby, certified by the Secretary or Assistant Secretary of such Originator;

(b) good standing certificates for each Originator issued as of a recent date acceptable to the Buyer and the Administrative Agent (as the Buyer’s assignee) by the Secretary of State (or similar official) of the jurisdiction of such Originator’s organization or formation and each other jurisdiction where such Originator is required to be qualified to transact business, except where the failure to be so qualified would not reasonably be expected to have a Material Adverse Effect;

(c) a certificate of the Secretary or Assistant Secretary of each Originator certifying the names and true signatures of the officers authorized on such Person’s behalf to sign this Agreement and the other Transaction Documents to be executed and delivered by it (on which certificate the Servicer, the Buyer, the Administrative Agent (as the Buyer’s assignee) and each Lender may conclusively rely until such time as the Servicer, the Buyer, the Administrative Agent (as the Buyer’s assignee) and each Lender shall receive from such Person a revised certificate meeting the requirements of this clause (c));

(d) the certificate or articles of incorporation or other organizational document of each Originator (including all amendments and modifications thereto) duly certified by the Secretary of State of the jurisdiction of such Originator’s organization as of a recent date, together with a copy of the by-laws or other governing documents of such Originator (including all amendments and modifications thereto), as applicable, each duly certified by the Secretary or an Assistant Secretary of such Originator;

(e) proper financing statements (Form UCC-1) that have been duly authorized and name each Originator as the debtor/seller and the Buyer as the buyer/assignor (and the Administrative Agent, for the benefit of the Lenders, as secured party/assignee) of the Receivables generated by such Originator as may be necessary or, in the Buyer’s or the Administrative Agent’s reasonable opinion, desirable under the UCC of all appropriate jurisdictions to perfect the Buyer’s ownership or security interest in such Receivables and the Related Rights in which an ownership or security interest has been assigned to it hereunder;

(f) a written search report from a Person reasonably satisfactory to the Buyer and the Administrative Agent (as the Buyer’s assignee) listing all effective financing statements that name the Originators as debtors or sellers and that are filed in all jurisdictions in which filings may be made against such Person pursuant to the applicable UCC, together with copies of such financing statements (none of which, except for those described in the foregoing clause (e) (and/or released or terminated, as the case may be, prior to the date hereof), shall cover any Receivable or any Related Rights which are to be sold to the Buyer hereunder), and tax and judgment lien search reports (including, without limitation, liens of the PBGC) from a Person satisfactory to the Buyer and the Administrative Agent (as the Buyer’s assignee) showing no evidence of such liens filed against any Originator;

(g) favorable opinions of counsel to the Originators, in form and substance reasonably satisfactory to the Buyer and the Administrative Agent;

(h) a copy of a Subordinated Note in favor of each Originator, duly executed by the Buyer; and

(i) evidence (i) of the execution and delivery by each of the parties thereto of each of the other Transaction Documents to be executed and delivered by it in connection herewith and (ii) that each of the conditions precedent to the execution, delivery and effectiveness of such other Transaction Documents has been satisfied to the Buyer’s and the Administrative Agent’s (as the Buyer’s assignee) satisfaction.

SECTION 4.2 Certification as to Representations and Warranties. Each Originator, by accepting the Purchase Price related to each purchase or contribution of Receivables generated by such Originator, shall be deemed to have certified that the representations and warranties of such Originator contained in Article V, as from time to time amended in accordance with the terms hereof, are true and correct in all material respects (unless such representation or warranty contains a materiality qualification and, in such case, such representation and warranty shall be true and correct as made) on and as of such day, with the same effect as though made on and as of such day (except for representations and warranties which apply to an earlier date, in which case such representations and warranties shall be true and correct in all material respects (unless such representation or warranty contains a materiality qualification and, in such case, such representation and warranty shall be true and correct as made) as of such earlier date).

SECTION 4.3 Additional Originators. Additional Persons may be added as Originators hereunder, with the prior written consent of the Buyer, the Administrative Agent and each Lender (which consents may be granted or withheld in their sole discretion); provided that the following conditions are satisfied or waived in writing by the Administrative Agent and each Lender on or before the date of such addition:

(a) the Servicer shall have given the Buyer, the Administrative Agent and each Lender at least thirty days’ prior written notice of such proposed addition and the identity of the proposed additional Originator and shall have provided such other information with respect to such proposed additional Originator as the Buyer, the Administrative Agent or any Lender may reasonably request;

(b) such proposed additional Originator shall have executed and delivered to the Buyer, the Administrative Agent and each Lender, an agreement substantially in the form attached hereto as Exhibit C (a “Joinder Agreement”);

(c) such proposed additional Originator shall have delivered to the Buyer, the Administrative Agent (as the Buyer’s assignee) and each Lender each of the documents with respect to such Originator described in Section 4.1, in each case in form and substance satisfactory to the Buyer, the Administrative Agent (as the Buyer’s assignee) and each Lender;

(d) no Purchase and Sale Termination Event or Unmatured Purchase and Sale Termination Event shall have occurred and be continuing; and

(e) no Event of Default or Unmatured Event of Default shall have occurred and be continuing.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE ORIGINATORS

SECTION 5.1 Representations and Warranties. In order to induce the Buyer to enter into this Agreement and to make purchases hereunder, each Originator hereby represents and warrants with respect to itself that each representation and warranty concerning it or the Receivables sold or contributed by it hereunder that is contained in the Receivables Financing Agreement is true and correct, and hereby makes the representations and warranties set forth in this Article V:

(a) Organization and Good Standing. Such Originator is duly organized and validly existing, in good standing under the laws of its State of organization and has full power and authority under its organizational documents and under the laws of its State of organization to own its properties and to conduct its business as such properties are currently owned and such business is presently conducted.

(b) Due Qualification. Such Originator is duly qualified to do business, is in good standing as a foreign entity and has obtained all necessary licenses and approvals in all jurisdictions in which the conduct of its business requires such qualification, licenses or approvals, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

(c) Power and Authority; Due Authorization. Such Originator (i) has all necessary power and authority to (A) execute and deliver this Agreement and the other Transaction Documents to which it is a party, (B) perform its obligations under this Agreement and the other Transaction Documents to which it is a party and (C) grant a security interest in the Receivables and the Related Rights to the Buyer on the terms and subject to the conditions herein provided and (ii) has duly authorized by all necessary action such grant and the execution, delivery and performance of, and the consummation of the transactions provided for in, this Agreement and the other Transaction Documents to which it is a party.

(d) Binding Obligations. This Agreement and each of the other Transaction Documents to which such Originator is a party constitutes legal, valid and binding obligations of such Originator, enforceable against such Originator in accordance with their respective terms, except (i) as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (ii) as such enforceability may be limited by general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law.

(e) No Conflict or Violation. The execution, delivery and performance of, and the consummation of the transactions contemplated by, this Agreement and the other Transaction Documents to which such Originator is a party, and the fulfillment of the terms hereof and thereof, will not (i) conflict with, result in any breach of any of the terms or provisions of, or constitute (with or without notice or lapse of time or both) a default under its organizational documents or any indenture, sale agreement, credit agreement, loan agreement, security agreement, mortgage, deed of trust, or other agreement or instrument to which such Originator is a party or by which it or any of its properties is bound, (ii) result in the creation or imposition of any Adverse Claim upon any of the Receivables or the Related Rights pursuant to the terms of any such indenture, credit agreement, loan agreement, security agreement, mortgage, deed of trust, or other agreement or instrument other than this Agreement and the other Transaction Documents or (iii) conflict with or violate any Applicable Law, except to the extent that any such conflict, breach, default, Adverse Claim or violation could not reasonably be expected to have a Material Adverse Effect on such Originator.

(f) Litigation and Other Proceedings. (i) There is no action, suit, proceeding or investigation pending or, to the best knowledge of such Originator, threatened, against such Originator before any Governmental Authority and (ii) such Originator is not subject to any order, judgment, decree, injunction, stipulation or consent order of or with any Governmental Authority that, in the case of either of the foregoing clauses (i) and (ii), (A) asserts the invalidity of this Agreement or any other Transaction Document, (B) seeks to prevent the sale of any Receivable or Related Right by such Originator to the Buyer, the ownership or acquisition by the Buyer of any Receivables or Related Right or the consummation of any of the transactions contemplated by this Agreement or any other Transaction Document, (C) seeks any determination or ruling that could materially and adversely affect the performance by such Originator of its obligations under, or the validity or enforceability of, this Agreement or any other Transaction Document or (D) individually or in the aggregate for all such actions, suits, proceedings and investigations could reasonably be expected to have a Material Adverse Effect.

(g) Governmental Approvals. Except (i) for the filing of UCC financing statements as contemplated by Section 4.1 to occur on the date hereof and (ii) where the failure to obtain or make such authorization, consent, order, approval or action could not reasonably be expected to have a Material Adverse Effect, all authorizations, consents, orders and approvals of, or other actions by, any Governmental Authority that are required to be obtained by such Originator in connection with the sale of the Receivables and Related Rights to the Buyer hereunder or the due execution, delivery and performance by such Originator of this Agreement or any other Transaction Document to which it is a party and the consummation by such Originator of the transactions contemplated by this Agreement and the other Transaction Documents to which it is a party have been obtained or made and are in full force and effect.

(h) Margin Regulations. Such Originator is not engaged, principally or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meanings of Regulations T, U and X of the Board of Governors of the Federal Reserve System).

(i) Solvency. After giving effect to the transactions contemplated by this Agreement and the other Transaction Documents, such Originator is Solvent.

(j) Names and Location. Except as described in Schedule III, such Originator has not used any corporate names, trade names or assumed names since the date occurring five calendar years prior to the Closing Date other than its name set forth on the signature pages hereto. Such Originator is “located” (as such term is defined in the applicable UCC) in the jurisdiction specified in Schedule I and since the date occurring five calendar years prior to the Closing Date, has not been “located” (as such term is defined in the applicable UCC) in any other jurisdiction (except as specified in Schedule I). The office(s) where such Originator keeps its records concerning the Receivables is at the address(es) set forth on Schedule II.

(k) Investment Company Act. Such Originator is not, and is not controlled by, an “investment company” registered or required to be registered under the Investment Company Act.

(l) No Material Adverse Effect. Since September 30, 2014, there has been no Material Adverse Effect with respect to such Originator.

(m) Accuracy of Information. All certificates, reports, statements, documents and other information furnished to the Buyer, Administrative Agent or any other Credit Party by or on behalf of such Originator pursuant to any provision of this Agreement or any other Transaction Document, or in connection with or pursuant to any amendment or modification of, or waiver under, this Agreement or any other Transaction Document, are, at the time the same are so furnished, complete and correct in all material respects on the date the same are furnished to the Buyer, Administrative Agent or such other Credit Party, and do not contain any material misstatement of fact or omit to state a material fact necessary to make the statements therein, taken as a whole, not misleading in the light of the circumstances under which such statements were made.

(n) Anti-Money Laundering/International Trade Law Compliance. Such Originator is not a Sanctioned Person. Such Originator, either in its own right or through any third party, (i) does not have any of its assets in a Sanctioned Country or in the possession, custody or control of a Sanctioned Person in violation of any Anti-Terrorism Law; (ii) does no business in or with, or not derive any of its income from investments in or transactions with, any Sanctioned Country or Sanctioned Person in violation of any Anti-Terrorism Law; or (iii) does not engage in any dealings or transactions prohibited by any Anti-Terrorism Law.

(o) Perfection Representations.

(i) This Agreement creates a valid and continuing ownership or security interest (as defined in the applicable UCC) in the Originator’s right, title and interest in, to and under the Receivables and Related Rights which (A) security interest has been perfected and is enforceable against creditors of and purchasers from such Originator and (B) will be free of all Adverse Claims (other than Permitted Adverse Claims).

(ii) The Receivables constitute “accounts”, “general intangibles” or “tangible chattel paper” within the meaning of Section 9-102 of the UCC.

(iii) Such Originator owns and has good and marketable title to the Receivables and Related Rights free and clear of any Adverse Claim (other than Permitted Adverse Claims) of any Person.

(iv) All appropriate financing statements, financing statement amendments and continuation statements have been filed in the proper filing office in the appropriate jurisdictions under Applicable Law in order to perfect (and continue the perfection of) the sale and contribution of the Receivables and Related rights from each Originator to the Buyer pursuant to this Agreement.

(v) Other than the ownership or security interest granted to the Buyer pursuant to this Agreement, such Originator has not pledged, assigned, sold, granted a security interest in, or otherwise conveyed any of the Receivables or Related Rights except as permitted by this Agreement and the other Transaction Documents. Such Originator has not authorized the filing of and is not aware of any financing statements filed against such Originator that include a description of collateral covering the Receivables and Related Rights other than any financing statement (i) in favor of the Administrative Agent or (ii) that has been terminated or amended to reflect the release of any security interest in the Receivables and Related Rights. Such Originator is not aware of any judgment lien, ERISA lien or tax lien filings against such Originator.

(vi) All chattel paper evidencing Receivables is being held by the Servicer as bailee for the Secured Parties and the Buyer at the locations identified in Schedule V or has been delivered to the Administrative Agent or the Administrative Agent’s designee. No such chattel paper is in the possession of any Person other than the Servicer, the Administrative Agent or the Administrative Agent’s designee. No chattel paper evidencing Receivables have any marks or notations indicating that it has been pledged, assigned or otherwise conveyed to any Person other than such Originator, the Buyer or the Administrative Agent.

(p) [Reserved].

(q) Compliance with Law. Such Originator has complied in all material respects with all Applicable Laws to which it may be subject.

(r) Bulk Sales Act. No transaction contemplated by this Agreement requires compliance by such Originator with any bulk sales act or similar law.

(s) Eligible Receivables. Each Receivable sold, transferred, assigned or contributed hereunder is an Eligible Receivable on the date of such sale, transfer, assignment or contribution.

(t) Servicing Programs. No license or approval is required for the Buyer’s or Administrative Agent’s use of any software or other computer program used by such Sub-Originator, Servicer or any Sub-Servicer in the servicing of the Receivables, other than those which have been obtained and are in full force and effect, or those the failure of which to obtain would not reasonably be expected to have a Material Adverse Effect.

(u) Valid Sale. Each sale or contribution, as the case may be, of Receivables and the Related Rights made by such Originator pursuant to this Agreement shall constitute a valid sale or contribution, as the case may be, transfer and assignment of Receivables and Related Rights to the Buyer, enforceable against creditors of, and purchasers from, such Originator, except (i) as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (ii) as such enforceability may be limited by general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law.

(v) Good Title. Immediately preceding its sale, transfer, assignment or contribution of each Receivable hereunder, such Originator was the owner of such Receivable sold or contributed or purported to be sold or contributed, as the case may be, free and clear of any Adverse Claims (other than Permitted Adverse Claims), and each such sale, transfer, assignment or contribution hereunder constitutes a valid sale, transfer and assignment of all of such Originator’s right, title and interest in, to and under the Receivables sold or contributed by it, free and clear of any Adverse Claims (other than

Permitted Adverse Claims). On or before the date hereof and before the generation by such Originator of any new Receivable to be sold, contributed or otherwise conveyed hereunder, all financing statements and other documents, if any, required to be recorded or filed in order to perfect and protect the Buyer’s ownership interest in such Receivable against all creditors of and purchasers from such Originator will have been duly filed in each filing office necessary for such purpose, and all filing fees and taxes, if any, payable in connection with such filings shall have been paid in full. Upon the creation of each new Receivable sold, contributed or otherwise conveyed or purported to be conveyed hereunder and on the Closing Date for then existing Receivables, the Buyer shall have a valid and perfected first priority ownership or security interest in each Receivable sold to it hereunder, free and clear of any Adverse Claim (other than Permitted Adverse Claims).

(w) Financial Condition. The consolidated balance sheets of the Parent and its consolidated Subsidiaries as of September 30, 2014 and the related statements of income and shareholders’ equity of the Servicer and its consolidated Subsidiaries for the fiscal quarter then ended, copies of which have been furnished to the Buyer, Administrative Agent and the Lenders, present fairly in all material respects the consolidated financial position of such Originator and its consolidated Subsidiaries for the period ended on such date, all in accordance with GAAP.

(x) Taxes. Such Originator has (i) timely filed all tax returns (federal, state and local) required to be filed by it and (ii) paid, or caused to be paid, all taxes, assessments and other governmental charges, if any, other than taxes, assessments and other governmental charges being contested in good faith by appropriate proceedings and as to which adequate reserves have been provided in accordance with GAAP.

(y) Opinions. The facts regarding such Originator, the Receivables sold by it hereunder, the Related Security and the related matters set forth or assumed in each of the opinions of counsel delivered in connection with this Agreement and the Transaction Documents are true and correct in all material respects.

(z) Reliance on Separate Legal Identity. Such Originator acknowledges that each of the Lenders and the Administrative Agent are entering into the Transaction Documents to which they are parties in reliance upon the Buyer’s identity as a legal entity separate from such Originator.

(aa) Other Transaction Documents. Each representation and warranty made by such Originator under each other Transaction Document to which it is a party is true and correct in all material respects as of the date when made.

(bb) Credit and Collection Policy. Such Originator has complied in all material respects with the Credit and Collection Policy with regard to each Receivable and related Contract sold, transferred, assigned or contributed by it hereunder.

(cc) Adverse Change in Receivables. Since September 30, 2014, there has been no material adverse change in either the collectibility or the payment history of the Receivables originated by such Originator.

(dd) No Fraudulent Conveyance. No sale, transfer, assignment or contribution hereunder constitutes a fraudulent transfer or conveyance under any United States federal or applicable state bankruptcy or insolvency laws or is otherwise void or voidable under such or similar laws or principles or for any other reason.

(ee) [Reserved].

(ff) Nature of Pool Receivables. All Pool Receivables: (i) were originated by such Originator in the ordinary course of its business, (ii) were sold to Buyer for fair consideration and reasonably equivalent value and (iii) represent all, or a portion of the purchase price of merchandise, insurance or services within the meaning of Section 3(c)(5)(A) of the Investment Company Act. The purchase of Pool Receivables with the proceeds of Loans made under the Receivables Financing Agreement would constitute a “current transaction” for purposes of Section 3(a)(3) of the Securities Act.

(gg) Chattel Paper. Any chattel paper evidencing Receivables is being held by the Servicer as bailee for the Secured Parties and the Buyer at the locations identified in Schedule V or has been delivered to the Administrative Agent or the Administrative Agent’s designee. No such chattel paper is in the possession of any Person other than the Servicer, the Administrative Agent or the Administrative Agent’s designee.

SECTION 5.2 Reaffirmation of Representations and Warranties by each Originator. Each Originator, by accepting the Purchase Price related to each purchase of Receivables generated by such Originator, shall be deemed to have certified that all representations and warranties set forth in this Article V are true and correct in all material respects (unless such representation or warranty contains a materiality qualification and, in such case, such representation or warranty shall be true and correct as made) on and as of such day (except for representations and warranties which apply as to an earlier date (in which case such representations and warranties shall be true and correct as of such earlier date)).

ARTICLE VI

COVENANTS OF THE ORIGINATORS

SECTION 6.1 Covenants. From the date hereof until the Final Payout Date, each Originator will, unless the Administrative Agent and the Buyer shall otherwise consent in writing, perform the following covenants:

(a) Existence. Such Originator shall remain duly organized and validly existing in good standing under the laws of its State of organization, and shall obtain and preserve its qualification to do business in each jurisdiction in which such qualification is or shall be necessary to protect the validity and enforceability of this Agreement, the other Transaction Documents and the Receivables and Related Rights.

(b) Financial Reporting. Each Originator will maintain a system of accounting established and administered in accordance with GAAP, and each Originator shall furnish to the Buyer, the Administrative Agent and each Lender, such information as the Buyer, the Administrative Agent or any Lender may from time to time reasonably request relating to such system.

(c) Notices. Such Originator will notify the Buyer, Administrative Agent and each Lender in writing of any of the following events promptly upon (but in no event later than three (3) Business Days after) a Financial Officer or other officer learning of the occurrence thereof, with such notice describing the same, and if applicable, the steps being taken by the Person(s) affected with respect thereto:

(i) Notice of Purchase and Sale Termination Event, Unmatured Purchase and Sale Termination Event, Event of Default or Unmatured Event of Default. A statement of a Financial Officer of such Originator setting forth details of any Purchase and Sale Termination Event, Unmatured Purchase and Sale Termination Event, Event of Default or Unmatured Event of Default that has occurred and is continuing and the action which such Originator proposes to take with respect thereto.

(ii) Representations and Warranties. The failure of any representation or warranty made or deemed to be made by such Originator under this Agreement or any other Transaction Document to be true and correct in any material respect when made.

(iii) Litigation. The institution of any litigation, arbitration proceeding or governmental proceeding in respect of such Originator, the Buyer, the Servicer, the Performance Guarantor, or any other Originator, which with respect to any Person other than the Buyer, could reasonably be expected to have a Material Adverse Effect.

(iv) Adverse Claim. (A) Any Person shall obtain an Adverse Claim (other than a Permitted Adverse Claim) upon Receivables or Related Rights or any portion thereof, (B) any Person other than the Buyer, the Servicer or the Administrative Agent shall obtain any rights or direct any action with respect to any Lock-Box Account (or related Lock-Box) or (C) any Obligor shall receive any change in payment instructions with respect to Pool Receivable(s) from a Person other than the Servicer or the Administrative Agent.

(v) Name Changes. Any change in such Originator’s name, jurisdiction of organization or any other change requiring the amendment of UCC financing statements.

(vi) Change in Accountants or Accounting Policy. Any change in (i) the external accountants of such Originator, the Servicer, any Originator or the Parent or (ii) any material accounting policy of such Originator that is relevant to the transactions contemplated by this Agreement or any other Transaction Document (it being understood that any change to the manner in which such Originator accounts for the Receivables shall be deemed “material” for such purpose).

(vii) Termination Event. The occurrence of a Purchase and Sale Termination Event.

(viii) Material Adverse Change. Any material adverse change in the business, operations, property or financial or other condition of such Originator, the Buyer, any other Originator, the Servicer or the Performance Guarantor.

(d) Conduct of Business. Such Originator will carry on and conduct its business in substantially the same manner and in substantially the same fields of enterprise as it is presently conducted and will do all things necessary to remain duly organized, validly existing and in good standing as a domestic organization in its jurisdiction of organization and maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted if the failure to have such authority could reasonably be expected to have a Material Adverse Effect.

(e) Compliance with Laws. Such Originator will comply with all Applicable Laws to which it may be subject if the failure to comply could reasonably be expected to have a Material Adverse Effect.

(f) Furnishing of Information and Inspection of Receivables. Such Originator will furnish or cause to be furnished to the Buyer, Administrative Agent and each Lender from time to time such information with respect to the Receivables and the Related Rights as the Administrative Agent or any Lender may reasonably request. Such Originator will, at such Originator’s expense, during regular business hours with reasonable prior written notice (i) permit the Administrative Agent and each Lender or their respective agents or representatives to (A) examine and make copies of and abstracts from all books and records relating to the Pool Receivables and the Related Rights, (B) visit the offices and properties of such Originator for the purpose of examining such books and records and (C) discuss matters relating to the Pool Receivables and the Related Rights or such Originator’s performance hereunder or under the other Transaction Documents to which it is a party with any of the officers, directors, employees or independent public accountants of such Originator having knowledge of such matters and (ii) without limiting the provisions of clause (i) above, during regular business hours, at such Originator’s expense, upon prior written notice from the Administrative Agent, permit certified public accountants or other auditors acceptable to the Buyer and the Administrative Agent to conduct a review of its books and records with respect to such Pool Receivables and the Related Rights; provided, that such Originator shall be required to reimburse the Buyer and Administrative Agent for only one (1) such review pursuant to clause (ii) above in any twelve-month period, unless an Event of Default has occurred and is continuing.

(g) Payments on Receivables, Lock-Box Accounts. Such Originator (or the Servicer on its behalf) will, at all times, instruct all Obligors to deliver payments on the Pool Receivables to a Lock-Box Account or a Lock-Box. Such Originator (or the Servicer on its behalf) will, at all times, maintain such books and records necessary to (i) identify Collections received from time to time on Pool Receivables, (ii) segregate such Collections from other property of the Servicer and the other Originators, (iii) identify Subject Collections received from time to time and (iv) segregate such Subject Collections from other property of the Servicer and the other Originators. Such Originator (or the Servicer on its behalf) shall provide such information with respect to Subject Collections deposited into each Lock-Box Account (and any related Lock-Box) as reasonably requested by the Buyer or the Administrative Agent. If any payments on the Pool Receivables or other Collections are received by such Originator (other than into a Lock-Box Account), it shall hold such payments in trust for the benefit of the Buyer, the Administrative Agent and the other Secured Parties and promptly (but in any event within two (2) Business Days after receipt) remit such funds into a Lock-Box Account. Such Originator (or the Servicer on its behalf) will cause each Lock-Box Bank to comply with the terms of each applicable Lock-Box Agreement. Such Originator shall not permit funds other than (i) Collections on Pool Receivables, (ii) other Collateral and (iii) Subject Collections, to be deposited into any Lock-Box Account. If such funds are nevertheless deposited into any Lock-Box Account, such Originator (or the Servicer on its behalf) will within two (2) Business Days identify and transfer such funds to the appropriate Person entitled to such funds. Such Originator will not, and will not permit the Servicer, any other Originator or any other Person to commingle Collections or other funds to which the Administrative Agent or any other Secured Party is entitled, with any other funds (other than Subject Collections). Such Originator shall only add a Lock-Box Account (or a related Lock-Box) or a Lock-Box Bank to those listed in the Receivables Financing Agreement, if the Administrative Agent has received notice of such addition and an executed and acknowledged copy of a Lock-Box Agreement (or an amendment thereto) in form and substance acceptable to the Administrative Agent from the applicable Lock-Box Bank. Such Originator shall only terminate a Lock-Box Bank or close a Lock-Box Account (or a related Lock-Box) with prior written notice to the Administrative Agent.

Notwithstanding anything to the contrary set forth above, if an Event of Default or Ratings Event has occurred and is continuing:

(i) within two Business Days of the deposit of any Subject Collections into any Lock-Box Account (or the related Lock-Box), such Originator (or the Servicer on its behalf) shall identify the portion of funds deposited into each Lock-Box Account (and any related Lock-Box) that represent Subject Collections;

(ii) such Originator (or the Servicer on its behalf) shall instruct the Obligor of each Subject Receivable to cease remitting payments with respect to all Subject Receivables to any Lock-Box Account or Lock-Box and to instead remit payments with respect thereto to any other account or lock-box (other than a Lock-Box Account or Lock-Box or any other account owned by the Buyer) from time to time identified to such obligor; and

(iii) such Originator shall take commercially reasonable efforts to ensure that no Subject Collections are deposited into any Lock-Box or Lock-Box Account.

(h) Sales, Liens, etc. Except as otherwise provided herein, such Originator will not sell, assign (by operation of law or otherwise) or otherwise dispose of, or create or suffer to exist any Adverse Claim (other than Permitted Adverse Claims) upon (including, without limitation, the filing of any financing statement) or with respect to, any Pool Receivable or other Related Rights, or assign any right to receive income in respect thereof.

(i) Extension or Amendment of Pool Receivables. Except as otherwise permitted by the Receivables Financing Agreement, such Originator will not, and will not permit the Servicer to, alter the delinquency status or adjust the Outstanding Balance or otherwise modify the terms of any Pool Receivable in any material respect, or amend, modify or waive, in any material respect, any term or condition of any related Contract. Such Originator shall at its expense, timely and fully perform and comply in all material respects with all provisions, covenants and other promises required to be observed by it under the Contracts related to the Pool Receivables, and timely and fully comply with the Credit and Collection Policy with regard to each Pool Receivable and the related Contract.

(j) Fundamental Changes. Such Originator shall provide the Buyer and the Administrative Agent at least 30 days’ prior written notice before making any change in such Originator’s name or location or making any other change in such Originator’s identity or corporate structure that could impair or otherwise render any UCC financing statement filed in connection with this Agreement or the Receivables Financing Agreement “seriously misleading” as such term (or similar term) is used in the applicable UCC; each notice to the Buyer and the Administrative Agent pursuant to this sentence shall set forth the applicable change and the proposed effective date thereof.

(k) Books and Records. Such Originator shall maintain and implement (or cause the Servicer to maintain and implement) administrative and operating procedures (including an ability to recreate records evidencing Pool Receivables and related Contracts in the event of the destruction of the originals thereof), and keep and maintain (or cause the Servicer to keep and maintain) all documents, books, records, computer tapes and disks and other information reasonably necessary or advisable for the collection of all Pool Receivables (including records adequate to permit the daily identification of each Pool Receivable and all Collections of and adjustments to each existing Pool Receivable).

(l) [Reserved].

(m) Change in Payment Instructions to Obligors. Such Originator shall not (and shall not permit the Servicer or any Sub-Servicer to) add, replace or terminate any Lock-Box Account (or any related Lock-Box) or make any change in its (or their) instructions to the Obligors regarding payments to be made to the Lock-Box Accounts (or any related Lock-Box), other than any instruction to remit payments to a different Lock-Box Account (or any related Lock-Box), unless the Administrative Agent shall have received (i) prior written notice of such addition, termination or change and (ii) a signed and acknowledged Lock-Box Agreement (or an amendment thereto) with respect to such new Lock-Box Accounts (or any related Lock-Box), and the Administrative Agent shall have consented to such change in writing.

(n) Ownership Interest, Etc. Such Originator shall (and shall cause the Servicer to), at its expense, take all action necessary or reasonably desirable to establish and maintain a valid and enforceable ownership or first priority perfected security interest in the Receivables and the Related Rights, in each case free and clear of any Adverse

Claim (other than Permitted Adverse Claims), in favor of the Administrative Agent (on behalf of the Secured Parties), including taking such action to perfect, protect or more fully evidence the ownership or security interest of the Buyer and the Administrative Agent (on behalf of the Secured Parties) as the Administrative Agent or any Secured Party may reasonably request. In order to evidence the ownership or security interests of the Administrative Agent under this Agreement, such Originator shall, from time to time take such action, or execute and deliver such instruments as may be necessary (including, without limitation, such actions as are reasonably requested by the Administrative Agent) to maintain and perfect, as a first-priority interest, the Administrative Agent’s ownership or security interest in the Receivables, Related Security and Collections. Such Originator shall, from time to time and within the time limits established by law, prepare and present to the Administrative Agent for the Administrative Agent’s authorization and approval, all financing statements, amendments, continuations or initial financing statements in lieu of a continuation statement, or other filings necessary to continue, maintain and perfect the Administrative Agent’s ownership or security interest as a first-priority interest. The Administrative Agent’s approval of such filings shall authorize such Originator to file such financing statements under the UCC without the signature of such Originator, any other Originator or the Administrative Agent where allowed by Applicable Law. Notwithstanding anything else in the Transaction Documents to the contrary, such Originator shall not have any authority to file a termination, partial termination, release, partial release, or any amendment that deletes the name of a debtor or excludes collateral of any such financing statements filed in connection with the Transaction Documents, without the prior written consent of the Administrative Agent.

(o) Change in Credit and Collection Policy. Such Originator will not make any material change in the Credit and Collection Policy without prior written consent of the Administrative Agent and the Majority Lenders. Promptly following any change in the Credit and Collection Policy, such Originator will deliver a copy of the updated Credit and Collection Policy to the Buyer, Administrative Agent and each Lender.

(p) [Reserved].

(q) Further Assurances; Change in Name or Jurisdiction of Origination, etc. Such Originator hereby authorizes and hereby agrees from time to time, at its own expense, promptly to execute (if necessary) and deliver all further instruments and documents, and to take all further actions, that may be necessary or desirable, or that the Buyer or the Administrative Agent may reasonably request, to perfect, protect or more fully evidence purchases and contributions made hereunder of under the Receivables Financing Agreement and/or the security interest granted pursuant to the Receivables Financing Agreement or any other Transaction Document, or to enable the Buyer or the Administrative Agent (on behalf of the Secured Parties) to exercise and enforce their respective rights and remedies under this Agreement or any other Transaction Document. Without limiting the foregoing, such Originator hereby authorizes, and will, upon the request of the Buyer or the Administrative Agent, at such Originator’s own expense, execute (if necessary) and file such financing statements or continuation statements, or amendments thereto, and such other instruments and documents, that may be necessary or desirable, or that the Buyer or Administrative Agent may reasonably request, to perfect, protect or evidence any of the foregoing.

(r) Mergers, Acquisitions, Sales, etc. No Originator shall (i) be a party to any merger, consolidation or other restructuring, except a merger, consolidation or other restructuring where the Buyer, the Administrative Agent and each Lender have each (A) received 30 days’ prior notice thereof, (B) consented in writing thereto (such consent not to be unreasonably withheld, conditioned or delayed), (C) received executed copies of all documents, certificates and opinions (including, without limitation, opinions relating to bankruptcy and UCC matters) as the Buyer or the Administrative Agent shall reasonably request and (D) been reasonably satisfied that all other action to perfect and protect the interests of the Buyer and the Administrative Agent, on behalf of the Lenders, in and to the Receivables to be sold by it hereunder and other Related Rights, as reasonably requested by the Buyer or the Administrative Agent shall have been taken by, and at the expense of, such Originator (including the filing of any UCC financing statements, the receipt of certificates and other requested documents from public officials and all such other actions required pursuant to Section 7.3) or (ii) directly or indirectly sell, transfer, assign, convey or lease (A) whether in one or a series of transactions, all or substantially all of its assets or (B) any Receivables or any interest therein (other than pursuant to this Agreement).

(s) Frequency of Billing. Such Originator shall prepare and deliver (or cause to be prepared and delivered) invoices with respect to all Receivables in accordance with the Credit and Collection Policies, but in any event no less frequently than as required under the Contract related to such Receivable.

(t) Receivables Not to Be Evidenced by Promissory Notes or Chattel Paper. No Originator shall take any action to cause or permit any Receivable created, acquired or originated by it to become evidenced by any “instrument” or “chattel paper” (as defined in the applicable UCC) without the prior written consent of the Buyer and the Administrative Agent.

(u) Commingling. Such Originator will, at all times, ensure that for each calendar month, that no more than 30.0% (or during the continuation of a Ratings Event, 0%) of the aggregate amount of all funds deposited into the Lock-Box Accounts during such calendar month constitute Subject Collections.

(v) Chattel Paper. Such Originator shall cause all chattel paper evidencing Pool Receivables to be held by the Servicer as bailee for the Secured Parties and the Buyer at the locations identified in Schedule V; provided, however, that, if so instructed by the Administrative Agent following the occurrence and during the continuance of an Event of Default or a Ratings Event such Originator shall cause the Servicer (at its sole cost and expense) promptly (but not later than five Business Days following such instruction) to deliver all such chattel paper to the Administrative Agent or the Administrative Agent’s designee. Such Originator shall not permit any such chattel paper to be in the possession of any Person other than the Servicer, the Administrative Agent or the Administrative Agent’s designee.

SECTION 6.2 Separateness Covenants. Each Originator hereby acknowledges that this Agreement and the other Transaction Documents are being entered into in reliance upon the Buyer’s identity as a legal entity separate from such Originator and its Affiliates. Therefore, from and after the date hereof, each Originator shall take all reasonable steps necessary to make it apparent to third Persons that the Buyer is an entity with assets and liabilities distinct from those of such Originator and any other Person, and is not a division of such Originator, its Affiliates or any other Person. Without limiting the generality of the foregoing and in addition to and consistent with the other covenants set forth herein, such Originator shall take such actions as shall be required in order that:

(a) such Originator shall not be involved in the day to day management of the Buyer; provided that QINC may participate in the management of the Buyer as a member thereof in accordance with the Buyer’s Limited Liability Company Agreement and Section 8.03 of the Receivables Financing Agreement;

(b) such Originator shall maintain separate corporate records and books of account from the Buyer and otherwise will observe corporate formalities and have a separate area from the Buyer for its business (which may be located at the same address as the Buyer, and, to the extent that it and the Buyer have offices in the same location, there shall be a fair and appropriate allocation of overhead costs between them, and each shall bear its fair share of such expenses);

(c) the financial statements and books and records of such Originator shall be prepared after the date of creation of the Buyer to reflect and shall reflect the separate existence of the Buyer; provided, that the Buyer’s assets and liabilities may be included in a consolidated financial statement issued by an Affiliate of the Buyer; provided, however, that any such consolidated financial statement or the notes thereto shall make clear that the Buyer’s assets are not available to satisfy the obligations of such Affiliate;

(d) except as permitted by the Receivables Financing Agreement, (i) such Originator shall maintain its assets (including, without limitation, deposit accounts) separately from the assets (including, without limitation, deposit accounts) of the Buyer and (ii) the Buyer’s assets, and records relating thereto, have not been, are not, and shall not be, commingled with those of the Buyer;

(e) such Originator shall not act as an agent for the Buyer (except in the capacity of Servicer or a Sub-Servicer in accordance with the Transaction Documents);

(f) such Originator shall not conduct any of the business of the Buyer in its own name (except in the capacity of Servicer or a Sub-Servicer in accordance with the Transaction Documents);

(g) such Originator shall not pay any liabilities of the Buyer out of its own funds or assets;

(h) such Originator shall maintain an arm’s-length relationship with the Buyer;

(i) such Originator shall not assume or guarantee or become obligated for the debts of the Buyer or hold out its credit as being available to satisfy the obligations of the Buyer;

(j) such Originator shall not acquire obligations of the Buyer (other than the Subordinated Notes);

(k) such Originator shall allocate fairly and reasonably overhead or other expenses that are properly shared with the Buyer, including, without limitation, shared office space;

(l) such Originator shall identify and hold itself out as a separate and distinct entity from the Buyer;

(m) such Originator shall correct any known misunderstanding respecting its separate identity from the Buyer;

(n) such Originator shall not enter into, or be a party to, any transaction with the Buyer, except in the ordinary course of its business and on terms which are intrinsically fair and not less favorable to it than would be obtained in a comparable arm’s-length transaction with an unrelated third party;

(o) such Originator shall not pay the salaries of the Buyer’s employees, if any; and

(p) to the extent not already covered in paragraphs (a) through (o) above, such Originator shall comply and/or act in accordance with all of the other separateness covenants set forth in Section 8.03 of the Receivables Financing Agreement.

ARTICLE VII

ADDITIONAL RIGHTS AND OBLIGATIONS

IN RESPECT OF RECEIVABLES

SECTION 7.1 Rights of the Buyer. Each Originator hereby authorizes the Buyer, the Servicer or their respective designees or assignees under the Receivables Financing Agreement (including, without limitation, the Administrative Agent) to take any and all steps in such Originator’s name necessary or desirable, in their respective determination, to collect all amounts due under any and all Receivables sold, contributed or otherwise conveyed or purported to be conveyed by it hereunder, including, without limitation, endorsing the name of such Originator on checks and other instruments representing Collections and enforcing such Receivables and the provisions of the related Contracts that concern payment and/or enforcement of rights to payment; provided, however, the Administrative Agent shall not take any of the foregoing actions unless an Event of Default has occurred and is continuing.

SECTION 7.2 Responsibilities of the Originators. Anything herein to the contrary notwithstanding:

(a) Each Originator shall perform its obligations hereunder, and the exercise by the Buyer or its designee of its rights hereunder shall not relieve such Originator from such obligations.

(b) None of the Buyer, the Servicer (other than in its capacity as an Originator), the Lenders, the Lenders or the Administrative Agent shall have any obligation or liability to any Obligor or any other third Person with respect to any Receivables, Contracts related thereto or any other related agreements, nor shall the Buyer, the Servicer (other than in its capacity as an Originator), the Lenders, the Lenders or the Administrative Agent be obligated to perform any of the obligations of such Originator thereunder.

(c) Each Originator hereby grants to the Buyer and the Administrative Agent an irrevocable power-of-attorney, with full power of substitution, coupled with an interest, during the occurrence and continuation of an Event of Default to take in the name of such Originator all steps necessary or advisable to endorse, negotiate or otherwise realize on any writing or other right of any kind held or transmitted by such Originator or transmitted or received by the Buyer or the Administrative Agent (whether or not from such Originator) in connection with any Receivable sold, contributed or otherwise conveyed or purported to be conveyed by it hereunder or Related Right.

SECTION 7.3 Further Action Evidencing Purchases. Each Originator agrees that from time to time, at its expense, it will promptly execute and deliver all further instruments and documents, and take all further action that the Buyer, the Servicer, the Administrative Agent or any Lender may reasonably request in order to perfect, protect or more fully evidence the Receivables and Related Rights purchased by or contributed to the Buyer hereunder, or to enable the Buyer to exercise or enforce any of its rights hereunder or under any other Transaction Document. Without limiting the generality of the foregoing, upon the request of the Buyer, the Administrative Agent or any Lender, such Originator will execute (if applicable), authorize and file such financing or continuation statements, or amendments thereto or assignments thereof, and such other instruments or notices, as may be necessary or appropriate.

Each Originator hereby authorizes the Buyer or its designee or assignee (including, without limitation, the Administrative Agent) to file one or more financing or continuation statements, and amendments thereto and assignments thereof, relative to all or any of the Receivables and Related Rights sold or otherwise conveyed or purported to be conveyed by it hereunder and now existing or hereafter generated by such Originator. If any Originator fails to perform any of its agreements or obligations under this Agreement, the Buyer or its designee or assignee (including, without limitation, the Administrative Agent) may (but shall not be required to) itself perform, or cause the performance of, such agreement or obligation, and the expenses of the Buyer or its designee or assignee (including, without limitation, the Administrative Agent) incurred in connection therewith shall be payable by such Originator.

SECTION 7.4 Application of Collections. Any payment by an Obligor in respect of any indebtedness owed by it to any Originator shall, except as otherwise specified by such Obligor or required by Applicable Law and unless otherwise instructed by the Servicer (with the prior written consent of the Administrative Agent) or the Administrative Agent, be applied as a

Collection of any Receivable or Receivables of such Obligor to the extent of any amounts then due and payable thereunder (such application to be made starting with the oldest outstanding Receivable or Receivables) before being applied to any other indebtedness of such Obligor.

SECTION 7.5 Performance of Obligations. Each Originator shall (i) perform all of its obligations under the Contracts related to the Receivables generated by such Originator to the same extent as if interests in such Receivables had not been transferred hereunder, and the exercise by the Buyer or the Administrative Agent of its rights hereunder shall not relieve any Originator from any such obligations and (ii) pay when due any taxes, including, without limitation, any sales taxes payable in connection with the Receivables generated by such Originator and their creation and satisfaction.

ARTICLE VIII

PURCHASE AND SALE TERMINATION EVENTS

SECTION 8.1 Purchase and Sale Termination Events. Each of the following events or occurrences described in this Section 8.1 shall constitute a “Purchase and Sale Termination Event” (each event which with notice or the passage of time or both would become a Purchase and Sale Termination Event being referred to herein as an “Unmatured Purchase and Sale Termination Event”):

(a) the Termination Date shall have occurred; or

(b) any Originator shall fail to make when due any payment or deposit to be made by it under this Agreement or any other Transaction Document to which it is a party and such failure shall remain unremedied for two (2) Business Days after the earlier of such Person’s knowledge or notice thereof;

(c) any representation or warranty made or deemed to be made by any Originator (or any of its officers) under or in connection with this Agreement, any other Transaction Documents to which it is a party, or any other information or report delivered pursuant hereto or thereto shall prove to have been incorrect or untrue in any material respect when made or deemed made or delivered; provided, that no breach of a representation or warranty set forth in Sections 5.1(o), (s), (u), or (v) shall constitute a Purchase and Sale Termination Event pursuant to this clause (c) if credit has been given for a reduction of the Purchase Price, the outstanding principal balance of the applicable Subordinated Note has been reduced or the applicable Originator has made a cash payment to the Buyer, in any case, as required pursuant to Section 3.3(c) with respect to such breach; provided further, that such breach shall not constitute a Purchase and Sale Termination Event pursuant to this clause (c) if such breach, solely to the extent capable of cure, is cured within fifteen (15) days following the earlier of such Person’s knowledge or notice thereof;

(d) any Originator shall fail to perform or observe any other term, covenant or agreement contained in this Agreement or any other Transaction Document to which it is a party on its part to be performed or observed and such failure, solely to the extent capable of cure, shall continue unremedied for thirty (30) days after the earlier of such Person’s knowledge or notice thereof; or

(e) any Insolvency Proceeding shall be instituted against the Buyer or the Buyer is not Solvent and such proceeding shall remain undismissed or unstayed for a period of sixty (60) consecutive days or any of the actions sought in such proceeding (including the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or for any substantial part of its property) shall occur.

SECTION 8.2 Remedies.

(a) Optional Termination. Upon the occurrence and during the continuation of a Purchase and Sale Termination Event, the Buyer (and not the Servicer), with the prior written consent of the Administrative Agent, shall have the option, by notice to the Originators (with a copy to the Administrative Agent and the Lenders), to declare the Purchase Facility terminated.

(b) Remedies Cumulative. Upon any termination of the Purchase Facility pursuant to Section 8.2(a), the Buyer (and the Administrative Agent as Buyer’s assignee) shall have, in addition to all other rights and remedies under this Agreement, all other rights and remedies provided under the UCC of each applicable jurisdiction and other Applicable Laws, which rights shall be cumulative.

ARTICLE IX

INDEMNIFICATION

SECTION 9.1 Indemnities by Originators.

(a) Without limiting any other rights that the Buyer may have hereunder or under Applicable Law, each Originator, jointly and severally, hereby agrees to indemnify the Buyer, each of its officers, directors, employees, agents, employees and respective assigns, the Administrative Agent and each Lender (each of the foregoing Persons being individually called a “Purchase and Sale Indemnified Party”), forthwith on demand, from and against any and all damages, claims, losses, judgments, liabilities, penalties and related reasonable costs and expenses (including reasonable Attorney Costs) awarded against or incurred by any of them arising out of, relating to or in connection with:

(i) any representation, warranty or statement made or deemed made by such Originator (or any of its respective officers) under or in connection with this Agreement, any of the other Transaction Documents or any other information or report delivered by or on behalf of such Originator pursuant hereto which shall have been untrue or incorrect when made or deemed made;

(ii) the transfer by such Originator of any interest in any Pool Receivable or Related Right other than the transfer of any Pool Receivable and Related Security to the Buyer pursuant to this Agreement and the grant of a security interest to the Buyer pursuant to this Agreement;

(iii) the failure by such Originator to comply with the terms of any Transaction Document or with any Applicable Law with respect to any Pool Receivable or the related Contract; or the failure of any Pool Receivable or the related Contract to conform to any such Applicable Law;

(iv) the lack of an enforceable ownership interest, or a first priority perfected lien, in the Pool Receivables (and all Related Security) originated by such Originator against all Persons (including any bankruptcy trustee or similar Person), in either case, free and clear of any Adverse Claim;

(v) the failure to have filed, or any delay in filing, financing statements, financing statement amendments, continuation statements or other similar instruments or documents under the UCC of any applicable jurisdiction or other Applicable Laws with respect to any Pool Receivable or the Related Rights;

(vi) any suit or claim related to the Pool Receivables originated by such Originator (including any products liability or environmental liability claim arising out of or in connection with the property, products or services that are the subject of any Pool Receivable originated by such Originator);

(vii) any dispute, claim, offset or defense (other than discharge in bankruptcy) of the Obligor to the payment of any Receivable in the Receivables Pool (including a defense based on such Receivable’s or the related Contract’s not being a legal, valid and binding obligation of such Obligor enforceable against it in accordance with its terms) or any other claim resulting from the sale of the property, products or services to such Receivable or the furnishing or failure to furnish such property, products or services;

(viii) any failure of such Originator to perform any its duties or obligations in accordance with the provisions hereof and of each other Transaction Document related to Pool Receivables or to timely and fully comply with the Credit and Collection Policy in regard to each Pool Receivable;

(ix) the commingling of Collections of Pool Receivables at any time with other funds;

(x) any setoff with respect to any Pool Receivable;

(xi) any investigation, litigation or proceeding (actual or threatened) related to this Agreement or any other Transaction Document or in respect of any Pool Receivable or any Related Rights;

(xii) any claim brought by any Person other than a Purchase and Sale Indemnified Party arising from any activity by such Originator or any Affiliate of such Originator in servicing, administering or collecting any Pool Receivable;

(xiii) the failure by such Originator to pay when due any taxes, including, without limitation, sales, excise or personal property taxes;

(xiv) any dispute, claim, offset or defense (other than discharge in bankruptcy of the Obligor) of the Obligor to the payment of any Pool Receivable (including, without limitation, a defense based on such Pool Receivable or the related Contract not being a legal, valid and binding obligation of such Obligor enforceable against it in accordance with its terms), or any other claim resulting from the sale of goods or the rendering of services related to such Pool Receivable or the furnishing or failure to furnish any such goods or services or other similar claim or defense not arising from the financial inability of any Obligor to pay undisputed indebtedness;

(xv) any product liability claim arising out of or in connection with goods or services that are the subject of any Receivable generated by such Originator;

(xvi) any tax or governmental fee or charge, all interest and penalties thereon or with respect thereto, and all reasonable out-of-pocket costs and expenses, including without limitation reasonable Attorney Costs in defending against the same, which are required to be paid by reason of the purchase or ownership of the Receivables generated by such Originator or any Related Rights connected with any such Receivables; or

(xvii) any failure of such Originator to comply with its covenants, obligations and agreements contained in this Agreement or any other Transaction Document;

provided that such indemnity shall not be available to any Purchase and Sale Indemnified Party to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction in a final judgment to have resulted from the gross negligence or willful misconduct of a Purchase and Sale Indemnified Party or (y) constitute recourse with respect to a Pool Receivable by reason of the bankruptcy or insolvency, or the financial or credit condition or financial default, of the related Obligor.

(b) Notwithstanding anything to the contrary in this Agreement, solely for purposes of such Originator’s indemnification obligations in clauses (i), (iii), (viii) and (xvii) of this Article IX, any representation, warranty or covenant qualified by the occurrence or non-occurrence of a material adverse effect or similar concepts of materiality shall be deemed to be not so qualified.

(c) If for any reason the foregoing indemnification is unavailable to any Purchase and Sale Indemnified Party or insufficient to hold it harmless, then the Originators, jointly and severally, shall contribute to the amount paid or payable by such Purchase and Sale Indemnified Party as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect the relative economic interests of such Originator and its Affiliates on the one hand and such Purchase and Sale Indemnified Party on the other hand in the matters contemplated by this Agreement as well as the relative fault of such Originator and its Affiliates and such Purchase and Sale Indemnified Party with respect to such loss, claim, damage or liability and any other relevant equitable considerations. The reimbursement, indemnity and contribution obligations of such Originator under this Section shall be in addition to any liability which such Originator may otherwise have, shall extend upon the same terms and conditions to Purchase and Sale Indemnified Party, and shall be binding upon and inure to the benefit of any successors, assigns, heirs and personal representatives of such Originator and the Purchase and Sale Indemnified Parties.

(d) Any indemnification or contribution under this Section shall survive the termination of this Agreement.

ARTICLE X

MISCELLANEOUS

SECTION 10.1 Amendments, etc.

(a) The provisions of this Agreement may from time to time be amended, modified or waived, if (i) such amendment, modification or waiver is in writing and executed by the Buyer and each Originator, with the prior written consent of the Administrative Agent and the Majority Lenders and (ii) to the extent applicable, the Administrative Agent shall have received proper financing statement amendments (Form UCC-3) amending the collateral description in each financing statement releasing Receivables and Related Rights from the security interest of the administrative agent under the Credit Agreement to conform such collateral descriptions to such amendment.

(b) No failure or delay on the part of the Buyer, the Servicer, any Originator or any third-party beneficiary in exercising any power or right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power or right preclude any other or further exercise thereof or the exercise of any other power or right. No notice to or demand on the Buyer, the Servicer or any Originator in any case shall entitle it to any notice or demand in similar or other circumstances. No waiver or approval by the Buyer or the Servicer under this Agreement shall, except as may otherwise be stated in such waiver or approval, be applicable to subsequent transactions. No waiver or approval under this Agreement shall require any similar or dissimilar waiver or approval thereafter to be granted hereunder.

(c) The Transaction Documents contain a final and complete integration of all prior expressions by the parties hereto with respect to the subject matter thereof and shall constitute the entire agreement among the parties hereto with respect to the subject matter thereof, superseding all prior oral or written understandings.

SECTION 10.2 Notices, etc. All notices and other communications provided for hereunder shall, unless otherwise stated herein, be in writing (including facsimile or electronic mail communication) and shall be delivered or sent by facsimile, electronic mail, or by overnight mail, to the intended party at the mailing or electronic mail address or facsimile number of such party set forth under its name on Schedule IV hereof or at such other address or facsimile number as shall be designated by such party in a written notice to the other parties hereto or in the case of the Administrative Agent, any Lender or any Lender, at their respective address for notices pursuant to the Receivables Financing Agreement. All such notices and communications shall be effective (i) if delivered by overnight mail, when received, and (ii) if transmitted by facsimile or electronic mail, when sent, receipt confirmed by telephone or electronic means.

SECTION 10.3 No Waiver; Cumulative Remedies. The remedies herein provided are cumulative and not exclusive of any remedies provided by law. Without limiting the foregoing,

QINC and each Originator hereby authorizes the Buyer, the Administrative Agent, each Lender and each Lender (collectively, the “Set-off Parties”), at any time and from time to time, to the fullest extent permitted by law, to set off, against any obligations of QINC or such Originator to such Set-off Party arising in connection with the Transaction Documents (including, without limitation, amounts payable pursuant to Section 9.1) that are then due and payable or that are not then due and payable but have accrued, any and all deposits (general or special, time or demand, provisional or final) at any time held by, and any and all indebtedness at any time owing by, any Set-off Party to or for the credit or the account of QINC or such Originator.

SECTION 10.4 Binding Effect; Assignability. This Agreement shall be binding upon and inure to the benefit of the Buyer and each Originator and their respective successors and permitted assigns. No Originator may assign any of its rights hereunder or any interest herein without the prior written consent of the Buyer, the Administrative Agent and each Lender, except as otherwise herein specifically provided. This Agreement shall create and constitute the continuing obligations of the parties hereto in accordance with its terms, and shall remain in full force and effect until such time as the parties hereto shall agree. The rights and remedies with respect to any breach of any representation and warranty made by any Originator pursuant to Article V and the indemnification and payment provisions of Article IX and Section 10.6 shall be continuing and shall survive any termination of this Agreement.

SECTION 10.5 Governing Law. THIS AGREEMENT, INCLUDING THE RIGHTS AND DUTIES OF THE PARTIES HERETO, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (INCLUDING SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK, BUT WITHOUT REGARD TO ANY OTHER CONFLICTS OF LAW PROVISIONS THEREOF, EXCEPT TO THE EXTENT THAT THE PERFECTION, THE EFFECT OF PERFECTION OR PRIORITY OF THE INTERESTS OF THE BUYER, THE ADMINISTRATIVE AGENT OR ANY LENDER IN THE RECEIVABLES AND THE RELATED RIGHTS IS GOVERNED BY THE LAWS OF A JURISDICTION OTHER THAN THE STATE OF NEW YORK).

SECTION 10.6 Costs, Expenses and Taxes. In addition to the obligations of the Originators under Article IX, each Originator, severally and for itself alone, and QINC, jointly and severally with each Originator, agrees to pay on demand:

(a) to the Buyer (and any successor and permitted assigns thereof) and any third-party beneficiary of the Buyer’s rights hereunder all reasonable out-of-pocket costs and expenses in connection with the preparation, negotiation, execution, delivery and administration of this Agreement (together with all amendments, restatements, supplements, consents and waivers, if any, from time to time hereto), including, without limitation, (i) the reasonable Attorney Costs for the Buyer (and any successor and permitted assigns thereof) and any third-party beneficiary of the Buyer’s rights hereunder with respect thereto and with respect to advising any such Person as to their rights and remedies under this Agreement and the other Transaction Documents and (ii) reasonable accountants’, auditors’ and consultants’ fees and expenses for the Buyer (and any successor and permitted assigns thereof) and any third-party beneficiary of the Buyer’s rights hereunder incurred in connection with the administration and maintenance of this

Agreement or advising any such Person as to their rights and remedies under this Agreement or as to any actual or reasonably claimed breach of this Agreement or any other Transaction Document;

(b) to the Buyer (and any successor and permitted assigns thereof) and any third-party beneficiary of the Buyer’s rights hereunder all reasonable out-of-pocket costs and expenses (including reasonable Attorney Costs), of any such Person incurred in connection with the enforcement of any of their respective rights or remedies under the provisions of this Agreement and the other Transaction Documents; and

(c) all stamp, franchise and other taxes and fees payable in connection with the execution, delivery, filing and recording of this Agreement or the other Transaction Documents to be delivered hereunder, and agrees to indemnify each Purchase and Sale Indemnified Party against any liabilities with respect to or resulting from any delay in paying or omitting to pay such taxes and fees.

SECTION 10.7 CONSENT TO JURISDICTION. (a) EACH PARTY HERETO HEREBY IRREVOCABLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF ANY NEW YORK STATE OR FEDERAL COURT SITTING IN NEW YORK CITY, NEW YORK IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, AND EACH PARTY HERETO HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE EXTENT PERMITTED BY LAW, IN SUCH FEDERAL COURT. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT IT MAY EFFECTIVELY DO SO, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING. THE PARTIES HERETO AGREE THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.

(b) EACH PARTY HERETO CONSENTS TO THE SERVICE OF ANY AND ALL PROCESS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES OF SUCH PROCESS TO IT AT ITS ADDRESS SPECIFIED IN SCHEDULE IV. NOTHING IN THIS SECTION 10.7 SHALL AFFECT THE RIGHT OF THE ADMINISTRATIVE AGENT OR ANY OTHER CREDIT PARTY TO SERVE LEGAL PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.

SECTION 10.8 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT.

SECTION 10.9 Captions and Cross References; Incorporation by Reference. The various captions (including, without limitation, the table of contents) in this Agreement are included for convenience only and shall not affect the meaning or interpretation of any provision of this Agreement. References in this Agreement to any underscored Article, Section, Schedule or Exhibit are to such Article, Section, Schedule or Exhibit of this Agreement, as the case may be. The Schedules and Exhibits hereto are hereby incorporated by reference into and made a part of this Agreement.

SECTION 10.10 Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement. Delivery of an executed counterpart hereof by facsimile or other electronic means shall be equally effective as delivery of an originally executed counterpart.

SECTION 10.11 Acknowledgment and Agreement. By execution below, each Originator expressly acknowledges and agrees that all of the Buyer’s rights, title, and interests in, to, and under this Agreement (but not its obligations), shall be assigned by the Buyer to the Administrative Agent (for the benefit of the Lenders) pursuant to the Receivables Financing Agreement, and each Originator consents to such assignment. Each of the parties hereto acknowledges and agrees that the Lenders, and the Administrative Agent are third-party beneficiaries of the rights of the Buyer arising hereunder and under any other Transaction Documents to which any Originator is a party, and notwithstanding anything to the contrary contained herein or in any other Transaction Document, during the occurrence and continuation of an Event of Default under the Receivables Financing Agreement, the Administrative Agent, and not the Buyer, shall have the sole right to exercise all such rights and related remedies.

SECTION 10.12 No Proceeding. Each Originator hereby agrees that it will not institute, or join any other Person in instituting, against the Buyer any Insolvency Proceeding for at least one year and one day following the Final Payout Date. Each Originator further agrees that notwithstanding any provisions contained in this Agreement to the contrary, the Buyer shall not, and shall not be obligated to, pay any amount in respect of any Subordinated Note or otherwise to such Originator pursuant to this Agreement unless the Buyer has received funds which may, subject to Section 4.01 of the Receivables Financing Agreement, be used to make such payment. Any amount which the Buyer does not pay pursuant to the operation of the preceding sentence shall not constitute a claim (as defined in §101 of the Bankruptcy Code) against or corporate obligation of the Buyer by such Originator for any such insufficiency unless and until the provisions of the foregoing sentence are satisfied. The agreements in this Section 10.12 shall survive any termination of this Agreement.

SECTION 10.13 Mutual Negotiations. This Agreement and the other Transaction Documents are the product of mutual negotiations by the parties thereto and their counsel, and no party shall be deemed the draftsperson of this Agreement or any other Transaction Document or any provision hereof or thereof or to have provided the same. Accordingly, in the event of any inconsistency or ambiguity of any provision of this Agreement or any other Transaction Document, such inconsistency or ambiguity shall not be interpreted against any party because of such party’s involvement in the drafting thereof.

SECTION 10.14 Severability. Any provisions of this Agreement which are prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

SECTION 10.15 Limited Recourse. Except as explicitly set forth herein, the obligations of the Buyer under this Agreement or any other Transaction Documents to which it is a party are solely the obligations of the Buyer. No recourse under any Transaction Document shall be had against, and no liability shall attach to, any officer, employee, director, or beneficiary, whether directly or indirectly, of the Buyer. The agreements in this Section 10.15 shall survive any termination of this Agreement.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

QUINTILES FUNDING LLC,
as Buyer

By:	/s/ Kevin K. Gordon
Name:	Kevin K. Gordon
Title:	President

S-1	Purchase and Sale Agreement (QINC)

QUINTILES, INC.,
as Servicer and as an Originator

By:	/s/ James H. Erlinger III
Name:	James H. Erlinger III
Title:	Vice President

S-2	Purchase and Sale Agreement (QINC)

QUINTILES LABORATORIES, LLC
as an Originator

By:	/s/ James H. Erlinger III
Name:	James H. Erlinger III
Title:	Vice President,
Quintiles, Inc., sole Member

S-3	Purchase and Sale Agreement (QINC)

QUINTILES COMMERCIAL US, INC.,
as an Originator

By:	/s/ James H. Erlinger III
Name:	James H. Erlinger III
Title:	Vice President

S-4	Purchase and Sale Agreement (QINC)

Schedule I

LIST AND LOCATION OF EACH ORIGINATOR

Originator	Location
Quintiles, Inc.	North Carolina
Quintiles Laboratories, LLC	North Carolina
Quintiles Commercial US, Inc.	Delaware

Schedule I-1	Purchase and Sale Agreement (QINC)

Schedule II

LOCATION OF BOOKS AND RECORDS OF ORIGINATORS

Originator	Location of Books and Records
Quintiles, Inc.	4820 Emperor Boulevard, Durham, North Carolina, 27703
Quintiles Laboratories, LLC	4820 Emperor Boulevard, Durham, North Carolina, 27703
Quintiles Commercial US, Inc.	4820 Emperor Boulevard, Durham, North Carolina, 27703

Schedule II-1	Purchase and Sale Agreement (QINC)

Schedule III

FORMER CORPORATE NAMES

Quintiles Laboratories, LLC is formerly known as Quintiles Laboratories Limited.

Quintiles Commercial US, Inc. is formerly known as Innovex Inc.

Schedule III-1	Purchase and Sale Agreement (QINC)

Schedule IV

NOTICE ADDRESSES

Quintiles Funding LLC

4820 Emperor Boulevard

Durham, North Carolina 27703

Attn: James H. Erlinger

Fax: (919) 998-2512

Tele: 919-998-2000

Quintiles, Inc.

4820 Emperor Boulevard

Durham, North Carolina 27703

Attn: James H. Erlinger

Fax: (919) 998-2512

Tele: 919-998-2000

Quintiles Laboratories, LLC

4820 Emperor Boulevard

Durham, North Carolina 27703

Attn: James H. Erlinger

Fax: (919) 998-2512

Tele: 919-998-2000

Quintiles Commercial US, Inc.

4820 Emperor Boulevard

Durham, North Carolina 27703

Attn: James H. Erlinger

Fax: (919) 998-2512

Tele: 919-998-2000

Schedule IV-1	Purchase and Sale Agreement (QINC)

Schedule V

CHATTEL PAPER LOCATION

None.

Schedule V-1	Purchase and Sale Agreement (QINC)

Exhibit A

FORM OF PURCHASE REPORT

Originator:	[Name of Originator]

Purchaser:	Quintiles Funding LLC

Payment Date:	, 20

1.	Outstanding Balance of Receivables Purchased:

2.	Fair Market Value Discount:

1/{1 + (Prime Rate x Days’ Sales Outstanding)}
365

Where:

Prime Rate =

Days’ Sales Outstanding =

3.	Purchase Price (1 x 2) = $

4.	Reductions in the Purchase Price = $

5.	Net Purchase Price (3 – 4) = $

Exhibit A-1	Purchase and Sale Agreement (QINC)

Exhibit B

[FORM OF SUBORDINATED NOTE]

New York, New York

[                    ], 20[    ]

FOR VALUE RECEIVED, the undersigned, Quintiles Funding LLC, a North Carolina limited liability company (the “Buyer”), promises to pay to [                    ], a [                    ] (the “Originator”), on the terms and subject to the conditions set forth herein and in the Purchase and Sale Agreement referred to below, the aggregate unpaid Purchase Price of all Receivables purchased by the Buyer from the Originator pursuant to such Purchase and Sale Agreement, as such unpaid Purchase Price is shown in the records of the Servicer.

1. Purchase and Sale Agreement. This Subordinated Note is one of the Subordinated Notes described in, and is subject to the terms and conditions set forth in, that certain Purchase and Sale Agreement dated as of December 5, 2014 (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Purchase and Sale Agreement”), among the Buyer, Quintiles, Inc., as Servicer, the Originators, and the other originators from time to time party thereto. Reference is hereby made to the Purchase and Sale Agreement for a statement of certain other rights and obligations of the Buyer and the Originator.

2. Definitions. Capitalized terms used (but not defined) herein have the meanings assigned thereto in the Purchase and Sale Agreement and in Article I of the Receivables Financing Agreement (as defined in the Purchase and Sale Agreement). In addition, as used herein, the following terms have the following meanings:

“Bankruptcy Proceedings” has the meaning set forth in clause (b) of paragraph 9 hereof.

“Final Maturity Date” means the Payment Date immediately following the date that falls one year and one day after the Termination Date.

“Prime Rate” means a per annum rate equal to the “U.S. Prime Rate” as published in the “Money Rates” section of The Wall Street Journal or if such information ceases to be published in The Wall Street Journal, such other publication as determined by the Buyer in its sole discretion.

“Senior Interest Holders” means, collectively, the Lenders, the Lenders, the Administrative Agent, the Borrower Indemnified Parties, the Servicer Indemnified Parties and the Affected Persons.

“Senior Interests” means, collectively, (i) the Aggregate Interest, (ii) the Aggregate Capital, (iii) the fees referred to in Section 2.03 of the Receivables Financing Agreement, (iv) all amounts payable pursuant to Sections 5.01, 5.02, 5.03, 13.01 or 14.04 of the Receivables Financing Agreement and (v) all other obligations of the Buyer and

Exhibit B-1	Purchase and Sale Agreement (NCR)

the Servicer that are due and payable, to (a) the Lenders, the Administrative Agent and their respective successors, permitted transferees and assigns arising in connection with the Transaction Documents and (b) any Borrower Indemnified Party, Servicer Indemnified Party or Affected Person arising in connection with the Receivables Financing Agreement or any other Transaction Document, in each case, howsoever created, arising or evidenced, whether direct or indirect, absolute or contingent, now or hereafter existing, or due or to become due, together with any and all Interest accruing on any such amount after the commencement of any Bankruptcy Proceedings, notwithstanding any provision or rule of law that might restrict the rights of any Senior Interest Holder, as against the Buyer or anyone else, to collect such interest.

“Subordination Provisions” means, collectively, clauses (a) through (l) of paragraph 9 hereof.

3. Interest. Subject to the Subordination Provisions set forth below, the Buyer promises to pay interest on this Subordinated Note as follows: to (but excluding) the date on which the entire aggregate unpaid Purchase Price is fully paid, the aggregate unpaid Purchase Price from time to time outstanding shall bear interest at a rate per annum equal to the Prime Rate.

4. Interest Payment Dates. Subject to the Subordination Provisions set forth below, the Buyer shall pay accrued interest on this Subordinated Note on each Monthly Settlement Date, and shall pay accrued interest on the amount of each principal payment made in cash on a date other than a Monthly Settlement Date at the time of such principal payment.

5. Basis of Computation. Interest accrued hereunder shall be computed for the actual number of days elapsed on the basis of a 365- or 366-day year, as the case may be.

6. Principal Payment Dates. Subject to the Subordination Provisions set forth below, payments of the principal amount of this Subordinated Note shall be made as follows:

(a) The principal amount of this Subordinated Note shall be reduced by an amount equal to each payment deemed made pursuant to Section 3.3 of the Purchase and Sale Agreement.

(b) The entire outstanding principal amount of this Subordinated Note shall be paid on the Final Maturity Date.

(c) Subject to the Subordination Provisions set forth below, the principal amount of and accrued interest on this Subordinated Note may be prepaid by, and in the sole discretion of the Buyer, on any Business Day without premium or penalty.

7. Payment Mechanics. All payments of principal and interest hereunder are to be made in lawful money of the United States of America in the manner specified in Article III of the Purchase and Sale Agreement.

8. Enforcement Expenses. In addition to and not in limitation of the foregoing, but subject to the Subordination Provisions set forth below and to any limitation imposed by

Exhibit B-2	Purchase and Sale Agreement (QINC)

Applicable Law, the Buyer agrees to pay all reasonable expenses, including reasonable Attorney Costs, incurred by the Originator in seeking to collect any amounts payable hereunder which are not paid when due.

9. Subordination Provisions. The Buyer covenants and agrees, and the Originator and any other holder of this Subordinated Note (collectively, the Originator and any such other holder are called the “Holder”), by its acceptance of this Subordinated Note, likewise covenants and agrees on behalf of itself and any Holder, that the payment of the principal amount of and interest on this Subordinated Note is hereby expressly subordinated in right of payment to the payment and performance of the Senior Interests to the extent and in the manner set forth in the following clauses of this paragraph 9:

(a) No payment or other distribution of the Buyer’s assets of any kind or character, whether in cash, securities, or other rights or property, shall be made on account of this Subordinated Note except to the extent such payment or other distribution is (i) permitted under Section 8.01(w) of the Receivables Financing Agreement or (ii) made pursuant to clause (a) or (b) of paragraph 6 of this Subordinated Note;

(b) In the event of any dissolution, winding up, liquidation, readjustment, reorganization or other similar event relating to the Buyer, whether voluntary or involuntary, partial or complete, and whether in bankruptcy, insolvency or receivership proceedings, or upon an assignment for the benefit of creditors, or any other marshalling of the assets and liabilities of the Buyer or any sale of all or substantially all of the assets of the Buyer other than as permitted by the Purchase and Sale Agreement (such proceedings being herein collectively called “Bankruptcy Proceedings”), the Senior Interests shall first be paid and performed in full and in cash before the Originator shall be entitled to receive and to retain any payment or distribution in respect of this Subordinated Note. In order to implement the foregoing: (i) all payments and distributions of any kind or character in respect of this Subordinated Note to which the Holder would be entitled except for this clause (b) shall be made directly to the Administrative Agent (for the benefit of the Senior Interest Holders); (ii) the Holder shall promptly file a claim or claims, in the form required in any Bankruptcy Proceedings, for the full outstanding amount of this Subordinated Note, and shall use commercially reasonable efforts to cause said claim or claims to be approved and all payments and other distributions in respect thereof to be made directly to the Administrative Agent (for the benefit of the Senior Interest Holders) until the Senior Interests shall have been paid and performed in full and in cash; and (iii) the Holder hereby irrevocably agrees that the Administrative Agent (acting on behalf of the Lenders), may in the name of the Holder or otherwise, demand, sue for, collect, receive and receipt for any and all such payments or distributions, and file, prove and vote or consent in any such Bankruptcy Proceedings with respect to any and all claims of the Holder relating to this Subordinated Note, in each case until the Senior Interests shall have been paid and performed in full and in cash;

(c) In the event that the Holder receives any payment or other distribution of any kind or character from the Buyer or from any other source whatsoever, in respect of this Subordinated Note, other than as expressly permitted by the terms of this

Exhibit B-3	Purchase and Sale Agreement (QINC)

Subordinated Note, such payment or other distribution shall be received in trust for the Senior Interest Holders and shall be turned over by the Holder to the Administrative Agent (for the benefit of the Senior Interest Holders) forthwith. The Holder will mark its books and records so as clearly to indicate that this Subordinated Note is subordinated in accordance with the terms hereof. All payments and distributions received by the Administrative Agent in respect of this Subordinated Note, to the extent received in or converted into cash, may be applied by the Administrative Agent (for the benefit of the Senior Interest Holders) first to the payment of any and all reasonable expenses (including reasonable Attorney Costs) paid or incurred by the Senior Interest Holders in enforcing these Subordination Provisions, or in endeavoring to collect or realize upon this Subordinated Note, and any balance thereof shall, solely as between the Originator and the Senior Interest Holders, be applied by the Administrative Agent (in the order of application set forth in Section 4.01(a) of the Receivables Financing Agreement) toward the payment of the Senior Interests; but as between the Buyer and its creditors, no such payments or distributions of any kind or character shall be deemed to be payments or distributions in respect of the Senior Interests;

(d) Notwithstanding any payments or distributions received by the Senior Interest Holders in respect of this Subordinated Note, while any Bankruptcy Proceedings are pending the Holder shall not be subrogated to the then existing rights of the Senior Interest Holders in respect of the Senior Interests until the Senior Interests have been paid and performed in full and in cash. If no Bankruptcy Proceedings are pending, the Holder shall only be entitled to exercise any subrogation rights that it may acquire (by reason of a payment or distribution to the Senior Interest Holders in respect of this Subordinated Note) to the extent that any payment arising out of the exercise of such rights would be permitted under Section 8.01(r) of the Receivables Financing Agreement;

(e) These Subordination Provisions are intended solely for the purpose of defining the relative rights of the Holder, on the one hand, and the Senior Interest Holders on the other hand. Nothing contained in these Subordination Provisions or elsewhere in this Subordinated Note is intended to or shall impair, as between the Buyer, its creditors (other than the Senior Interest Holders) and the Holder, the Buyer’s obligation, which is unconditional and absolute, to pay the Holder the principal of and interest on this Subordinated Note as and when the same shall become due and payable in accordance with the terms hereof or to affect the relative rights of the Holder and creditors of the Buyer (other than the Senior Interest Holders);

(f) The Holder shall not, until the Senior Interests have been paid and performed in full and in cash, (i) cancel, waive, forgive, transfer or assign, or commence legal proceedings to enforce or collect, or subordinate to any obligation of the Buyer, howsoever created, arising or evidenced, whether direct or indirect, absolute or contingent, or now or hereafter existing, or due or to become due, other than the Senior Interests, this Subordinated Note or any rights in respect hereof or (ii) convert this Subordinated Note into an equity interest in the Buyer, unless the Holder shall, in either case, have received the prior written consent of the Administrative Agent;

Exhibit B-4	Purchase and Sale Agreement (QINC)

(g) The Holder shall not, without the advance written consent of the Administrative Agent and each Lender, commence, or join with any other Person in commencing, any Bankruptcy Proceedings with respect to the Buyer until at least one year and one day shall have passed since the Senior Interests shall have been paid and performed in full and in cash;

(h) If, at any time, any payment (in whole or in part) of any Senior Interest is rescinded or must be restored or returned by a Senior Interest Holder (whether in connection with Bankruptcy Proceedings or otherwise), these Subordination Provisions shall continue to be effective or shall be reinstated, as the case may be, as though such payment had not been made;

(i) Each of the Senior Interest Holders may, from time to time, at its sole discretion, without notice to the Holder, and without waiving any of its rights under these Subordination Provisions, take any or all of the following actions: (i) retain or obtain an interest in any property to secure any of the Senior Interests; (ii) retain or obtain the primary or secondary obligations of any other obligor or obligors with respect to any of the Senior Interests; (iii) extend or renew for one or more periods (whether or not longer than the original period), alter or exchange any of the Senior Interests, or release or compromise any obligation of any nature with respect to any of the Senior Interests; (iv) amend, supplement, amend and restate, or otherwise modify any Transaction Document, on the terms and subject to the conditions set forth in the Transaction Documents; and (v) release its security interest in, or surrender, release or permit any substitution or exchange for all or any part of any rights or property securing any of the Senior Interests, or extend or renew for one or more periods (whether or not longer than the original period), or release, compromise, alter or exchange any obligations of any nature of any obligor with respect to any such rights or property;

(j) The Holder hereby waives: (i) notice of acceptance of these Subordination Provisions by any of the Senior Interest Holders; (ii) notice of the existence, creation, non-payment or non-performance of all or any of the Senior Interests; and (iii) all diligence in enforcement, collection or protection of, or realization upon, the Senior Interests, or any thereof, or any security therefor;

(k) Each of the Senior Interest Holders may, from time to time, on the terms and subject to the conditions set forth in the Transaction Documents to which such Persons are party, but without notice to the Holder, assign or transfer any or all of the Senior Interests, or any interest therein; and, notwithstanding any such assignment or transfer or any subsequent assignment or transfer thereof, such Senior Interests shall be and remain Senior Interests for the purposes of these Subordination Provisions, and every immediate and successive assignee or transferee of any of the Senior Interests or of any interest of such assignee or transferee in the Senior Interests shall be entitled to the benefits of these Subordination Provisions to the same extent as if such assignee or transferee were the assignor or transferor; and

(l) These Subordination Provisions constitute a continuing offer from the Holder to all Persons who become the holders of, or who continue to hold, Senior

Exhibit B-5	Purchase and Sale Agreement (QINC)

Interests; and these Subordination Provisions are made for the benefit of the Senior Interest Holders, and the Administrative Agent may proceed to enforce such provisions on behalf of each of such Persons.

10. General. No failure or delay on the part of the Originator in exercising any power or right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power or right preclude any other or further exercise thereof or the exercise of any other power or right. No amendment, modification or waiver of, or consent with respect to, any provision of this Subordinated Note shall in any event be effective unless (i) the same shall be in writing and signed and delivered by the Buyer and the Holder and (ii) all consents required for such actions under the Transaction Documents shall have been received by the appropriate Persons.

11. Maximum Interest. Notwithstanding anything in this Subordinated Note to the contrary, the Buyer shall never be required to pay unearned interest on any amount outstanding hereunder and shall never be required to pay interest on the principal amount outstanding hereunder at a rate in excess of the maximum nonusurious interest rate that may be contracted for, charged or received under applicable federal or state law (such maximum rate being herein called the “Highest Lawful Rate”). If the effective rate of interest which would otherwise be payable under this Subordinated Note would exceed the Highest Lawful Rate, or if the holder of this Subordinated Note shall receive any unearned interest or shall receive monies that are deemed to constitute interest which would increase the effective rate of interest payable by the Buyer under this Subordinated Note to a rate in excess of the Highest Lawful Rate, then (i) the amount of interest which would otherwise be payable by the Buyer under this Subordinated Note shall be reduced to the amount allowed by Applicable Law, and (ii) any unearned interest paid by the Buyer or any interest paid by the Buyer in excess of the Highest Lawful Rate shall be refunded to the Buyer. Without limitation of the foregoing, all calculations of the rate of interest contracted for, charged or received by the Originator under this Subordinated Note that are made for the purpose of determining whether such rate exceeds the Highest Lawful Rate applicable to the Originator (such Highest Lawful Rate being herein called the “Originator’s Maximum Permissible Rate”) shall be made, to the extent permitted by usury laws applicable to the Originator (now or hereafter enacted), by amortizing, prorating and spreading in equal parts during the actual period during which any amount has been outstanding hereunder all interest at any time contracted for, charged or received by the Originator in connection herewith. If at any time and from time to time (i) the amount of interest payable to the Originator on any date shall be computed at the Originator’s Maximum Permissible Rate pursuant to the provisions of the foregoing sentence and (ii) in respect of any subsequent interest computation period the amount of interest otherwise payable to the Originator would be less than the amount of interest payable to the Originator computed at the Originator’s Maximum Permissible Rate, then the amount of interest payable to the Originator in respect of such subsequent interest computation period shall continue to be computed at the Originator’s Maximum Permissible Rate until the total amount of interest payable to the Originator shall equal the total amount of interest which would have been payable to the Originator if the total amount of interest had been computed without giving effect to the provisions of the foregoing sentence.

12. No Negotiation. This Subordinated Note is not negotiable.

Exhibit B-6	Purchase and Sale Agreement (QINC)

13. Governing Law. THIS SUBORDINATED NOTE, INCLUDING THE RIGHTS AND DUTIES OF THE PARTIES HERETO, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (INCLUDING SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK, BUT WITHOUT REGARD TO ANY OTHER CONFLICTS OF LAW PROVISIONS THEREOF).

14. Captions. Paragraph captions used in this Subordinated Note are for convenience only and shall not affect the meaning or interpretation of any provision of this Subordinated Note.

Exhibit B-7	Purchase and Sale Agreement (QINC)

IN WITNESS WHEREOF, the Buyer has caused this Subordinated Note to be executed as of the date first written above.

QUINTILES FUNDING LLC

By:
Name:
Title:

Exhibit B-8	Purchase and Sale Agreement (QINC)

Exhibit C

FORM OF JOINDER AGREEMENT

THIS JOINDER AGREEMENT, dated as of                 , 20    (this “Agreement”) is executed by                 , a                      organized under the laws of                      (the “Additional Originator”), with its principal place of business located at                     .

BACKGROUND:

A. Quintiles Funding LLC, a North Carolina limited liability company (the “Buyer”) and the various entities from time to time party thereto, as Originators (collectively, the “Originators”), have entered into that certain Purchase and Sale Agreement, dated as of December 5, 2014 (as amended, restated, supplemented or otherwise modified through the date hereof, and as it may be further amended, restated, supplemented or otherwise modified from time to time, the “Purchase and Sale Agreement”).

B. The Additional Originator desires to become an Originator pursuant to Section 4.3 of the Purchase and Sale Agreement.

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Additional Originator hereby agrees as follows:

SECTION 1. Definitions. Capitalized terms used in this Agreement and not otherwise defined herein shall have the meanings assigned thereto in the Purchase and Sale Agreement or in the Receivables Financing Agreement (as defined in the Purchase and Sale Agreement).

SECTION 2. Transaction Documents. The Additional Originator hereby agrees that it shall be bound by all of the terms, conditions and provisions of, and shall be deemed to be a party to (as if it were an original signatory to), the Purchase and Sale Agreement and each of the other relevant Transaction Documents. From and after the later of the date hereof and the date that the Additional Originator has complied with all of the requirements of Section 4.3 of the Purchase and Sale Agreement, the Additional Originator shall be an Originator for all purposes of the Purchase and Sale Agreement and all other Transaction Documents. The Additional Originator hereby acknowledges that it has received copies of the Purchase and Sale Agreement and the other Transaction Documents.

SECTION 3. Representations and Warranties. The Additional Originator hereby makes all of the representations and warranties set forth in Article V (to the extent applicable) of the Purchase and Sale Agreement as of the date hereof (unless such representations or warranties relate to an earlier date, in which case as of such earlier date), as if such representations and warranties were fully set forth herein. The Additional Originator hereby represents and warrants that its “location” (as defined in the applicable UCC) is [                    ], and the offices where the Additional Originator keeps all of its books and records concerning the Receivables and Related Security is as follows:

Exhibit C-1	Purchase and Sale Agreement (Quintiles)

SECTION 4. Miscellaneous. This Agreement, including the rights and duties of the parties hereto, shall be governed by, and construed in accordance with, the laws of the State of New York (including Sections 5-1401 and 5-1402 of the General Obligations Law of the State of New York, but without regard to any other conflicts of law provisions thereof). This Agreement is executed by the Additional Originator for the benefit of the Buyer, and its assigns, and each of the foregoing parties may rely hereon. This Agreement shall be binding upon, and shall inure to the benefit of, the Additional Originator and its successors and permitted assigns.

[Signature Pages Follow]

Exhibit C-2	Purchase and Sale Agreement (Quintiles)

IN WITNESS WHEREOF, the undersigned has caused this Agreement to be executed by its duly authorized officer as of the date and year first above written.

[NAME OF ADDITIONAL ORIGINATOR]

By:
Name:
Title:

Consented to:

QUINTILES FUNDING LLC

By:
Name:
Title:

Acknowledged by:

PNC BANK, NATIONAL ASSOCIATION as Administrative Agent

By:
Name:
Title:

[LENDERS]

By:
Name:
Title:

QUINTILES, INC.

By:
Name:
Title:

Exhibit C-3	Purchase and Sale Agreement (Quintiles)

[ORIGINATORS]

By:
Name:
Title:

Exhibit C-4	Purchase and Sale Agreement (Quintiles)